Exhibit 99.2
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TABLE OF CONTENTS

Executive Overview	1
Restatements; Remedial Measures and the Elimination of Material Weaknesses; Related Matters	7
Results of Operations	13
Segment Information	19
Liquidity and Capital Resources	24
Off-Balance Sheet Arrangements	32
Application of Critical Accounting Policies and Estimates	33
Accounting Changes and Recent Accounting Pronouncements	47
Outstanding Share Data	49
Market Risk	49
Environmental Matters	49
Legal Proceedings	50
Cautionary Notice Regarding Forward-Looking Information	50
The following Management’s Discussion and Analysis, or MD&A, is intended to help the reader understand the results of operations and financial condition of Nortel. This MD&A gives effect to the change in our reportable segments effective January 1, 2007. The discussion presented herein has been revised only to reflect the change in our reportable segments and replaces in its entirety the corresponding portions of the MD&A included in our Annual Report on Form 10-K for the year ended December 31, 2006, or the 2006 Annual Report. You should read this MD&A in combination with the audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, which have been restated only to reflect the change in our reportable segments and are included herewith, or the Restated Financial Statements. All dollar amounts in this MD&A are in millions of United States, or U.S., dollars except per share amounts or unless otherwise stated.
Certain statements in this MD&A contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on our current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which we operate which we believe are reasonable but which are subject to important assumptions, risks and uncertainties and may prove to be inaccurate. Consequently our actual results could differ materially from our expectations set out in this MD&A. In particular, see the Risk Factors section of the 2006 Annual Report for factors that could cause actual results or events to differ materially from those contemplated in forward-looking statements. Unless required by applicable securities laws, we disclaim any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Executive Overview
Our Business and Strategy
We are a global supplier of networking solutions serving both service provider and enterprise customers. Our networking solutions include hardware and software products and services designed to reduce complexity, improve efficiency, increase productivity, and drive customer value. Our technologies span access and core networks, support multimedia and business-critical applications, and help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people with information. Our business activities include the design, development, engineering, marketing, sale, supply, licensing, installation, servicing and support of these networking solutions.
The telecommunications industry has evolved over the past two decades by developing new technologies and using those technologies to build smarter and faster networks. We believe that the telecommunications industry today stands at the threshold of a new era to be fueled by increasing demand for pervasive personal broadband capabilities that provide high-bandwidth access to any application from any device and any location. We believe that innovation in this era will be driven by three emerging trends: hyperconnectivity, true broadband, and the emergence of communications-enabled applications. Hyperconnectivity refers to the expected dramatic increase in demand for network connections as more devices such as portable gaming and entertainment devices, digital cameras, appliances, motor vehicles, and other devices are added to the network. True broadband refers to the ability of an internet user to access the network from any location using any access device without losing quality, connectivity, content or clarity. We believe that the increasing use of video, high definition television, video on demand, peer-to-peer connectivity, and other applications requiring the use of significant bandwidth will result in increased demand for true broadband. To deliver a true broadband experience to users, wired and wireless access bandwidth will need to be substantially increased and fixed and mobile communications will need to continue to converge. Communications-enabled applications refers to the trend towards Web-based, network-aware applications and services which will be made possible by middleware based on emerging technologies like Service-Oriented Architecture and IP Multimedia Subsystem, or IMS. Our strategy is to capitalize on these trends by transforming enterprises to support a hyperconnected world, delivering next-generation mobility and convergence to enable a true broadband experience, and providing networking solutions that integrate networks and applications into a seamless framework.
Our short-term focus has been on: (i) the transformation of our businesses and processes, (ii) integrity renewal and (iii) growth imperatives. We believe we are well positioned to deliver wireless and wireline infrastructure, applications and services to carrier and enterprise customers.
Our plan for business transformation is expected to address our most significant operational challenges and is focused on simplifying our organizational structure and maintaining a strong focus on revenue generation and improved operating margins as well as quality improvements and cost reductions through a program known as Six Sigma. This plan contemplates the transformation of our business in six key areas: services, procurement effectiveness, revenue stimulation (including sales and pricing), research and development, or R&D, effectiveness, general and administrative effectiveness, and organizational and workforce effectiveness. Employees throughout our organization are engaged in supporting various objectives in each of these areas. Other initiatives include the continued progress of our finance transformation project, which will implement, among other things, a new information technology platform to provide an integrated global financial system.
We remain focused on integrity renewal through a commitment to effective corporate governance practices, remediation of material weaknesses in our internal controls and ethical conduct. We have an enhanced compliance function that places greater emphasis on compliance with applicable laws and company policies, and we have increased employee awareness of ethics issues through an online ethics training program and a new code of business conduct.
Our long-term growth imperatives are motivated by a desire to generate profitable growth and focus on areas where we can attain a leadership position and a minimum market share of twenty percent in key technologies, with a specific focus on mobility and convergence, enterprise transformation, and services and solutions. We anticipate that industry demand for wireless networking solutions will be increased due to continued subscriber and network traffic growth to support applications such as mobile video. We anticipate growth opportunities in this area and plan to increase our investment in metro ethernet, particularly to support video delivery over wired as well as wireless access, and in products compliant with the Worldwide Interoperability for Microwave Access, or WiMAX, standard, and the IMS service creation and control architecture.
We believe we are well-positioned in many enterprise voice networks today, but continue to face competitive challenges in integrating our voice and data portfolios to capitalize on the trend towards internet protocol, or IP, converged networks. We have taken steps to strengthen our end-to-end convergence solutions and focus on the enterprise market, including through the acquisition of Tasman Networks Inc., which has strengthened our data portfolio. In the third quarter of 2006 we entered into a strategic alliance with Microsoft Corporation to facilitate the ongoing transition of a key component of our business from traditional voice technology to software.
Commencing in the third quarter of 2006, in an effort to align our resources and reporting to our strategy, we changed our organization and began reporting our operating results in four segments: Mobility and Converged Core Networks, or MCCN, Enterprise Solutions, or ES, Metro Ethernet Networks, or MEN, and Global Services, or GS. In the first quarter of 2007, we changed the name of the MCCN segment to Carrier Networks, or CN. The CN segment provides wireless networking solutions that enable service providers and cable operators to supply mobile voice, data and multimedia communications services to individuals and enterprises using mobile telephones, personal digital assistants, and other wireless computing and communications devices. The ES segment provides communication solutions for our enterprise customers that are used to build new networks and to transform existing communications networks into more cost effective, packet-based networks supporting data, voice and multimedia communications. The MEN segment provides optical networking and carrier grade Ethernet data networking solutions to make our carrier and large enterprise customers’ networks more scalable and reliable for the high speed delivery of diverse multi-media communications services. The GS segment provides a broad range of services to address the requirements of our carrier and enterprise customers throughout the entire lifecycle of their networks. We have recast our fiscal 2005 and 2004 results to reflect these changes in our reportable segments.
In the first quarter of 2007, we further refined our segments. Revenues from network implementation services consisting of network planning, engineering, installation and project management services bundled in customer contracts and previously included with sales in each of CN, ES and MEN have now been reallocated to our GS segment for management reporting purposes. The segments are discussed below. We have recast our fiscal 2006 and 2005 results to reflect these changes in our reportable segments. The amount reallocated to the GS segment was based primarily on the stated value of the services in the respective bundled customer arrangements.
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How We Measure Business Performance
Our president and chief executive officer has been identified as our chief operating decision maker in assessing the performance and allocating resources to our operating segments. The primary financial measure used by the CEO is management earnings (loss) before income taxes, or Management EBT. This measure includes the cost of revenues, selling, general and administrative, or SG&A, expense, R&D expense, interest expense, other income (expense) — net, minority interests — net of tax and equity in net earnings (loss) of associated companies — net of tax. Interest attributable to long-term debt is not allocated to a reportable segment and is included in “Other”. Commencing in 2007, the CEO will use both Management EBT and operating margin as the primary financial measures in assessing performance and allocating resources. Operating margin is defined as gross profit, less SG&A and R&D expenses divided by Revenue.
2006 Financial Highlights
The following is a summary of our 2006 financial highlights:

	2006	2005	$ Change	% Change
Revenues	$11,418	$10,509	$909	9
Gross Margin	38.9%	40.7%		(1.8 pts)
Operating expenses(a)	4,547	4,472	75	2
Management EBT(b)	(193)	15	(208)
Net Earnings (Loss)	28	(2,610)	2,638	—
Cash and Cash Equivalents	3,492	2,951	541	18

(a)	Operating expenses includes SG&A, R&D, and special charges.

(b)	See note 6, “Segment information” to the accompanying audited consolidated financial statements for a reconciliation of Management EBT to net earnings (loss) from continuing operations.
As discussed below under “Restatements; Remedial Measures and the Elimination of Material Weaknesses; Related Matters”, we have restated our consolidated financial statements for 2005, 2004, 2003, 2002 and the first, second, and third quarters of 2006 and 2005. For additional information please see note 4, “Restatement of previously issued financial statements” to the accompanying audited consolidated financial statements.
•	Revenues increased 9% to $11,418: Revenues increased across all of our business segments and from a geographic perspective the increase was driven by the Europe, Middle East and Africa, or EMEA, and Asia regions. The majority of our revenue growth is attributable to the addition of a full year of results from Nortel Government Solutions, or NGS, and the LG-Nortel joint venture, or LG-Nortel, and favorable foreign exchange impacts.

•	Gross margin decreased 1.8 percentage points to 38.9%: The impact of increased competition, our revenue growth in lower margin markets in Asia from LG-Nortel and in EMEA, and the shift in product mix from mature technologies with higher margins to next-generation technologies with lower margins resulted in gross margin declines in 2006 as compared to 2005. The impacts of these trends were most significant in the ES and MEN segments.

•	Operating expenses increased by $75 and were at 39.8% of revenue: While spending increased modestly in 2006 compared to 2005, our operating expenses as a percentage of revenue have trended downwards over the last two years.

•	Management EBT decreased $208 to a loss of $193: The decrease in Management EBT was driven primarily by decreases in the ES segment and increases in corporate costs related to increased interest expenses. The CN and GS segments continued to be significantly more profitable than ES and MEN.

•	Net earnings (loss) increased to net earnings of $28 from a net loss of $2,610: The increase in net earnings was driven primarily by changes in the fair value of our shareholder class action lawsuit settlement and a gain related to the divestiture of certain assets and liabilities related to our UMTS access business. The net loss in 2005 included a charge of $2,474 related to the Global Class Action Settlement.

•	Cash and cash equivalents increased $541 to $3,492: The increase in cash was primarily driven by net cash from operating activities of $237, net cash from financing activities of $483, and net positive impacts from foreign exchange of $94, partially offset by net cash used in investing activities of $273.
Significant Business Developments in 2006 and 2007
Divestiture of UMTS Access Assets
On December 31, 2006, we completed the sale of substantially all our assets and liabilities, related to our UMTS access products and services to Alcatel-Lucent. The sale, structured as an asset and share transaction, resulted in gross proceeds of $320, adjusted primarily for warranty liabilities, for net proceeds of $306 all of which were received in the fourth quarter of 2006. In addition, we provided Alcatel-Lucent with a $23 promissory note in lieu of transferring working capital, which was paid in the first quarter of 2007.
As a result of the sale, we transferred $65 in net assets comprised primarily of fixed assets and inventory, substantially all existing UMTS access contracts, intellectual property, and approximately 1,700 employees attributed to our UMTS access products. Additionally, we wrote off net assets of $18 related primarily to unbilled receivables, goodwill, prepaid assets and deferred revenue and costs, and recorded additional liabilities of $26, relating to transaction costs. We have retained our existing UMTS access customer contracts related to LG-Nortel and will source the UMTS access products and services from Alcatel-Lucent.
We and Alcatel-Lucent have also agreed to provide certain transitional services to each other in order to facilitate the various aspects of the divesture. We have committed to provide R&D, manufacturing and real estate transition services in addition to providing Alcatel-Lucent the right to use all proprietary intellectual property used in our UMTS access products and services which are also common to other Nortel products and services. In addition, Alcatel-Lucent has options to extend its license rights to other Nortel Long Term Evolution related and GSM technology for consideration of $50 and $15, respectively. These options expire December 31, 2008 and December 31, 2010, respectively.
We have recorded a net gain of $166 and deferred income of $5 primarily due to contingent liabilities related to a loss-sharing arrangement based on 2007 operating results.
In 2006, the access portion of our UMTS business generated estimated revenues and incurred estimated R&D costs of approximately $750 and $260, respectively. The expected R&D costs savings from this divestiture will be partially offset by additional R&D investments in technologies where we believe we can attain a leadership position. In 2007, we will continue to generate revenue from our UMTS access contracts in LG-Nortel. However, as a result of the divestiture, our total revenue from UMTS access will be significantly lower than in 2006.

Credit Facility and Senior Notes
On February 14, 2006, our indirect subsidiary, Nortel Networks Inc., or NNI, entered into a new one-year credit facility in the aggregate principal amount of $1,300, or the 2006 Credit Facility. The 2006 Credit Facility was drawn down in the full amount on February 14, 2006, and we used the net proceeds primarily to repay at maturity the outstanding $1,275 aggregate principal amount of the 6.125% notes due February 15, 2006 issued by our principal operating subsidiary, Nortel Networks Limited, or NNL.
On July 5, 2006, NNL completed an offering of $2,000 aggregate principal amount of senior notes, or the Notes. NNL used $1,300 of the net proceeds to repay the 2006 Credit Facility and the remainder for general corporate purposes, including to replenish cash outflows of $150 used to repay at maturity the outstanding aggregate principal amount of the 7.40% notes of Nortel Networks Capital Corporation due June 15, 2006, or the 7.40% Notes, and $575, plus accrued interest, deposited into escrow on June 1, 2006, pursuant to the Global Class Action Settlement.
Business Transformation Initiatives
On June 27, 2006, in connection with our previously announced Business Transformation plan to increase competitiveness by improving operating margins and overall business performance, we announced a series of new initiatives to create a world-class operations organization and planned actions to achieve organizational simplification. These initiatives include a work plan which is expected to result in a reduction of approximately 1,900 positions globally and the creation of approximately 800 new positions in Operations Centers of Excellence, or the 2006 Restructuring Plan.
We also announced significant changes to our North American employee benefit plans. As a result of the employee benefit plan changes, we recorded a gain of $43 in the third quarter of 2006. This benefit was realized evenly across gross profit, SG&A expense, and R&D expense.
On February 7, 2007, we outlined the next steps of our Business Transformation plan with the announcement of a work plan to implement a net reduction in our global workforce of approximately 2,900 positions, or the 2007 Restructuring Plan. We expect that approximately 70% of these reductions will take place in 2007. As part of this plan we will also shift approximately 1,000 positions from higher-cost to lower-cost locations, with approximately 40% of this activity taking place in 2007. The 2007 Restructuring Plan also includes initiatives to more efficiently manage our various business locations and reduce our global real estate portfolio by approximately 500,000 square feet by the end of 2007. Upon completion, the 2007 Restructuring Plan is expected to result in annual savings of approximately $400. We currently expect to incur charges related to the 2007 Restructuring Plan of approximately $390, with approximately $300 related to the workforce reductions and approximately $90 related to the real estate actions. Approximately 75% of the aggregate charges are expected to be incurred in 2007, with the remainder expected to be incurred in 2008. Cash expenditures related to the 2007 Restructuring Plan are currently estimated to be approximately $370, and are expected to be incurred generally in the same timeframe.
Global Class Action Settlement
In February 2006, we announced an agreement to settle two significant class action lawsuits pending in the U.S. District Court for the Southern District of New York, or the Global Class Action Settlement. Subsequently we entered into agreements to settle all related Canadian actions. In December of 2006 and January of 2007, the Global Class Action Settlement was approved by the courts in New York, Ontario, Quebec, and British Columbia. The Global Class Action Settlement remains conditioned on, among other things, receipt of securities regulatory and stock exchange approvals, and finalizing the court approved orders. Under the terms of the Global Class Action Settlement, we will pay $575 in cash and issue approximately 62,866,775 common shares of Nortel (which represents approximately 14.5% of our common shares outstanding as of February 7, 2006, the date the agreement in principle was reached with the plaintiffs in the U.S. class action lawsuits), reflecting our 1 for 10 share consolidation on December 1, 2006, to the plaintiffs, and will contribute to the plaintiffs one-half of any recovery resulting from our ongoing litigation against certain former officers of Nortel.
As a result of the Global Class Action Settlement, we established a litigation provision and recorded a charge to our full-year 2005 financial results of $2,474 (net of insurance proceeds of $228.5 which were placed in escrow in April 2006). Of this amount, $575 related to the cash portion, which was placed in escrow on June 1, 2006, along with $5 in accrued interest, and $1,899 related to the equity component. We have adjusted the equity component in each quarter of 2006 and will further adjust it in future quarters based on the fair value of the Nortel Networks Corporation common shares issuable until the finalization of the settlement. As of December 31, 2006, the fair value of the equity component had decreased to $1,680, resulting in a recovery of $219 for 2006.
Acquisitions
On February 24, 2006, we acquired Tasman Networks, an established networking company that provides a portfolio of secure enterprise routers, for approximately $99 in cash and related liabilities. The purchase price allocation of $99 included approximately $43 of goodwill acquired, $58 of intangible assets acquired and $2 in net liabilities assumed. We recorded an expense of $16 for in-process research and development in the second quarter of 2006. The allocation of the purchase price is based on management’s best estimate of the relative values of the assets acquired and liabilities assumed.
Supply Chain Strategy
In recent years we have entered into agreements to outsource substantially all of our manufacturing operations, culminating in a 2004 agreement with Flextronics International Ltd. and Flextronics Telecom Systems Ltd., or Flextronics, for the divestiture of substantially all of our remaining manufacturing operations and related activities. We and Flextronics also entered into a four year supply agreement for manufacturing services (whereby Flextronics now manages in excess of $2,000 of our annual cost of revenues) and a three year supply agreement for design services. Commencing in the fourth quarter of 2004, and throughout 2005, we completed the transfer to Flextronics of our optical design activities in Ottawa, Canada and Monkstown, Northern Ireland, and our manufacturing activities in Montreal, Canada and Chateaudun, France.
In 2006 we completed the transfer to Flextronics of our manufacturing operations and related assets in Calgary, Canada including product integration, testing, repair, and logistics operations. The transfer of our Calgary operations represented the final transfer to Flextronics.
The completion of the agreement for the divestiture of substantially all of our remaining manufacturing operations and related activities resulted in the transfer of approximately 2,100 employees to Flextronics and gross cash proceeds of $599. On October 18, 2006, we signed an amendment to various agreements with Flextronics to restructure our purchase commitments and increase our obligation to reimburse Flextronics for certain costs associated with the transaction. These amendments allow for increased flexibility to drive cost reductions through our business transformation initiatives. We do not expect to recognize a material net gain as a result of this divestiture.
Microsoft Alliance
On July 18, 2006, we announced a strategic alliance with Microsoft to jointly develop, market and sell communications solutions. We and Microsoft agreed to form joint teams to collaborate on product development spanning enterprise, mobile and wireline carrier solutions. The initial focus will be on unified communications products in enterprises providing seamless voice, e-mail, and multimedia capabilities with both Microsoft and Nortel clients. The agreement engages the companies at the technology, marketing and business levels and includes joint product development, solutions and systems integration, and go-to-market initiatives. Both companies will invest resources in marketing, business development and delivery. In addition, we entered into a patent cross licensing agreement whereby we and Microsoft have agreed to exchange patent rights to certain products, services and technology. In consideration for access to our developed technology, Microsoft paid us $40 in the third quarter of 2006. This amount will be amortized ratably into income over the four year term of the agreement.

Restatements; Remedial Measures and the Elimination of Material Weaknesses; Related Matters
Previous Restatements
We have effected successive restatements of prior period financial results. In December 2003, we restated our consolidated financial statements for the years ended December 31, 2002, 2001 and 2000, and for the quarters ended March 31, 2003 and June 30, 2003, or the First Restatement. Following an independent review of the facts and circumstances leading to the First Restatement, or the Independent Review, we restated our financial statements for the years ended December 31, 2002 and 2001, and the quarters ended March 31, 2003 and 2002, June 30, 2003 and 2002, and September 30, 2003 and 2002, or the Second Restatement.
Over the course of the Second Restatement process, we identified a number of reportable conditions, each constituting a material weakness, in our internal control over financial reporting as of December 31, 2003. As of December 31, 2005, and as recently as September 30, 2006, we reported the following five material weaknesses in internal control over financial reporting:
•	lack of compliance with written Nortel procedures for monitoring and adjusting balances related to certain accruals and provisions, including restructuring charges and contract and customer accruals;

•	lack of compliance with Nortel procedures for appropriately applying applicable GAAP to the initial recording of certain liabilities including those described in Statement of Financial Accounting Standards, or SFAS, No. 5, “Accounting for Contingencies”, or SFAS No. 5, and to foreign currency translation as described in SFAS No. 52, “Foreign Currency Translation”, or SFAS No. 52;

•	lack of sufficient personnel with appropriate knowledge, experience and training in U.S. GAAP and lack of sufficient analysis and documentation of the application of U.S. GAAP to transactions, including but not limited to revenue transactions;

•	lack of a clear organization and accountability structure within the accounting function, including insufficient review and supervision, combined with financial reporting systems that are not integrated and which require extensive manual interventions; and

•	lack of sufficient awareness of, and timely and appropriate remediation of, internal control issues by Nortel personnel.
For additional information relating to the control deficiencies that resulted in these material weaknesses, please see the Controls and Procedures section of our 2003, 2004 and 2005 Annual Reports on Form 10-K.
At the recommendation of the Audit Committee, in January 2005 the Board of Directors adopted all of the recommendations for remedial measures of the Independent Review summarized in the “Summary of Findings and of Recommended Remedial Measures of the Independent Review”, submitted to the Audit Committee in January 2005 by Wilmer Cutler Pickering Hale & Dorr LLP and Huron Consulting Services LLC, or the Independent Review Summary. Those governing remedial principles were designed to prevent recurrence of the inappropriate accounting conduct found in the Independent Review, to rebuild a finance environment based on transparency and integrity, and to ensure sound financial reporting and comprehensive disclosure. The governing remedial principles included:
•	establishing standards of conduct to be enforced through appropriate discipline;

•	infusing strong technical skills and experience into the Finance organization;

•	requiring comprehensive, ongoing training on increasingly complex accounting standards;

•	strengthening and improving internal controls and processes;

•	establishing a compliance program throughout the Company that is appropriately staffed and funded;

•	requiring management to provide clear and concise information, in a timely manner, to the Board of Directors to facilitate its decision-making; and

•	implementing an information technology platform that improves the reliability of financial reporting and reduces the opportunities for manipulation of results.
Please see the Independent Review Summary in the Controls and Procedures section of our 2003 Annual Report on Form 10-K for further information concerning these governing principles as they relate to three identified categories — people, processes and technology.
As part of the remedial measures and to compensate for the unremedied material weaknesses in our internal control over financial reporting, we undertook intensive efforts in 2005 to enhance our controls and procedures relating to the recognition of revenue. These efforts included, among other measures, extensive documentation and review of customer contracts for revenue recognized in 2005 and earlier periods. As a result of the contract review, it became apparent that certain of the contracts had not been accounted for properly under U.S. GAAP. Management’s determination that these errors required correction led to the Audit Committee’s decision on March 9, 2006 to effect a further restatement of our consolidated financial statements, or the Third Restatement, which was effected with the filing of our 2005 10-K/A and NNL’s Annual Report on Form 10-K for the year ended December 31, 2005, or NNL’s 2005 10-K, with the SEC and Canadian securities regulators on May 1, 2006.
During 2006, we continued to build on the remedial actions in 2004 and 2005 and implemented significant changes to our internal control over financial reporting and continued to develop and implement remedial measures to address the material weaknesses that existed as of December 31, 2005 and each of the quarters within 2006, as well as to implement the recommendations for remedial measures in the Independent Review Summary. We believe that the remedial measures and other actions to significantly improve internal control over financial reporting, described in the Controls and Procedures section of this report, individually and in the aggregate addressed most of the internal control issues in the five material weaknesses. As at December 31, 2006, we concluded that these measures resulted in the elimination of the five material weaknesses, with the exception of the deficiencies that comprise the following revenue related material weakness as at December 31, 2006, which is further described in the Controls and Procedures section of the 2006 Annual Report:
•	lack of sufficient cross-functional communication and coordination, including further definition of roles and responsibilities, with respect to the scope and timing of customer arrangements, insufficient segregation of duties in certain areas, delayed implementation of Nortel review processes and personnel for the LG-Nortel joint venture, and insufficient controls over certain end user computing applications, all of which impact upon the appropriate application of U.S. GAAP to revenue generating transactions.
Current Restatement of Previously Issued Financial Statements
In the course of the preparation of our 2006 financial statements, we identified certain errors primarily through discussions with our North American pension and post-retirement actuaries and through our ongoing remediation efforts with respect to our material weakness related to revenue recognition and our previously reported material weaknesses and other internal control deficiencies. As a result, we have restated our consolidated balance sheet as of December 31, 2005 and consolidated statement of operations, changes in equity and comprehensive income (loss) and statement of cash flows for the years ended December 31, 2005 and 2004. The adjustments relate to: (i) pension and post-retirement benefits errors, (ii) revenue recognition errors, (iii) a prior year tax error, and (iv) other errors.
The impact of the restatement to periods prior to 2004 was a net increase of $2 to opening accumulated deficit as of January 1, 2004. The following tables present the impact of the restatement on our previously reported consolidated statement of operations data for the years ended December 31, 2005 and 2004.

Consolidated Statement of Operations data for the year ended December 31, 2005

	As Previously
	Reported	Adjustments	As Restated
Revenues	$10,523	$(14)	$10,509
Gross profit	4,306	(28)	4,278
Operating earnings (loss)	(2,671)	(61)	(2,732)
Earnings (loss) from continuing operations before income taxes, minority interests and equity in net loss of associated companies	(2,586)	(70)	(2,656)
Net earnings (loss) from continuing operations	(2,576)	(35)	(2,611)
Net earnings (loss) from discontinued operations — net of tax	1	—	1
Net earnings (loss)	(2,575)	(35)	(2,610)

Basic and diluted earnings (loss) per common share
— from continuing operations	$(5.94)	$(0.08)	$(6.02)
— from discontinued operations	0.00	—	0.00

Basic and diluted earnings (loss) per common share	$(5.94)	$(0.08)	$(6.02)

Consolidated Statement of Operations data for the year ended December 31, 2004

	As Previously
	Reported	Adjustments	As Restated
Revenues	$9,516	$(38)	$9,478
Gross profit	3,942	(20)	3,922
Operating earnings (loss)	(250)	(48)	(298)
Earnings (loss) from continuing operations before income taxes, minority interests and equity in net loss of associated companies	(240)	(43)	(283)
Net earnings (loss) from continuing operations	(256)	(40)	(296)
Net earnings (loss) from discontinued operations — net of tax	49	—	49
Net earnings (loss)	(207)	(40)	(247)

Basic and diluted earnings (loss) per common share
— from continuing operations	$(0.59)	$(0.09)	$(0.68)
— from discontinued operations	0.11	—	0.11

Basic and diluted earnings (loss) per common share	$(0.48)	$(0.09)	$(0.57)

The following table summarizes the impact of the restatement adjustments to revenues, cost of revenues, and net earnings (loss) for the years ended December 31, 2005 and 2004.

	Revenues		Cost of Revenues		Net earnings (loss)
	2005	2004	2005	2004	2005	2004
As previously reported	$10,523	$9,516	$6,217	$5,574	$(2,575)	$(207)
Adjustments:
Pension and post-retirement errors	—	—	15	12	(48)	(40)
Revenue recognition errors	(14)	(38)	(2)	(26)	(9)	(9)
Prior period tax error	—	—	—	—	36	—
Other errors	—	—	1	(4)	(14)	9

As restated	$10,509	$9,478	$6,231	$5,556	$(2,610)	$(247)

The pension and post-retirement benefit errors related primarily to actuarial errors in the calculation of the market-related value of assets in both our U.S. and Canadian pension and post-retirement benefit plans, resulting in an increase in net loss of $48 and $40 for 2005 and 2004, respectively. The revenue recognition errors related primarily to complex arrangements with multiple deliverables in which the timing of revenue recognition was determined to be incorrect and errors related to the calculation of liquidated damages. The revenue recognition errors resulted in an increase in net loss of $9 for 2005 and 2004, respectively. We also corrected for a prior year tax error related to an internal review of comparisons of tax returns to provisions for prior years resulting in a $36 decrease in the

2005 net loss. Other errors related to foreign exchange, certain expenses and misclassifications in the statement of operations resulted in an increase of $14 and a decrease of $9 to net loss for 2005 and 2004, respectively.
For a more detailed description of these adjustments, please see note 4, “Restatement of previously issued financial statements” to the accompanying audited consolidated financial statements.
Quarterly information
The following statement of operations data presents the impact of the restatement on our previously issued consolidated statements of operations for each of the quarters ended March 31, 2006, June 30, 2006, September 30, 2006 and March 31, 2005, June 30, 2005, September 30, 2005, and December 31, 2005. The quarter ended December 31, 2006 had not previously been reported.

	Three Months Ended		Three Months Ended
	March 31, 2006		March 31, 2005
	As		As
	Previously	As	Previously	As
	Reported	Restated	Reported	Restated
Revenues	$2,382	$2,390	$2,389	$2,382
Gross profit	908	925	1,012	997
Operating earnings (loss)	(159)	(154)	(78)	(103)
Earnings (loss) from continuing operations before income taxes, minority interests and equity in net loss of associated companies	(160)	(159)	(77)	(103)
Net earnings (loss) from continuing operations	(176)	(180)	(106)	(131)
Net earnings (loss) from discontinued operations — net of tax	—	—	2	2
Net earnings (loss)	(167)	(171)	(104)	(129)

Basic and diluted earnings (loss) per common share
— from continuing operations	$(0.39)	$(0.39)	$(0.25)	$(0.30)
— from discontinued operations	0.00	0.00	0.00	0.00

Basic and diluted earnings (loss) per common share	$(0.39)	$(0.39)	$(0.25)	$(0.30)

	Three Months Ended		Three Months Ended
	June 30, 2006		June 30, 2005
	As		As
	Previously	As	Previously	As
	Reported	Restated	Reported	Restated
Revenues	$2,744	$2,780	$2,619	$2,609
Gross profit	1,066	1,068	1,134	1,136
Operating earnings (loss)	414	383	(47)	(51)
Earnings (loss) from continuing operations before income taxes, minority interests and equity in net loss of associated companies	395	370	(25)	(30)
Net earnings (loss) from continuing operations	366	342	(32)	(37)
Net earnings (loss) from discontinued operations — net of tax	—	—	(1)	(1)
Net earnings (loss)	366	342	(33)	(38)

Basic and diluted earnings (loss) per common share
— from continuing operations	$0.84	$0.79	$(0.07)	$(0.08)
— from discontinued operations	0.00	0.00	(0.00)	(0.00)

Basic and diluted earnings (loss) per common share	$0.84	$0.79	$(0.07)	$(0.08)

	Three Months Ended		Three Months Ended
	September 30, 2006		September 30, 2005
	As		As
	Previously	As	Previously	As
	Reported	Restated	Reported	Restated
Revenues	$2,955	$2,926	$2,518	$2,490
Gross profit	1,125	1,123	978	962
Operating earnings (loss)	(15)	11	(81)	(106)
Earnings (loss) from continuing operations before income taxes, minority interests and equity in net loss of associated companies	(69)	(36)	(85)	(107)
Net earnings (loss) from continuing operations	(99)	(63)	(138)	(159)
Net earnings (loss) from discontinued operations — net of tax	—	—	2	2
Net earnings (loss)	(99)	(63)	(136)	(157)

Basic and diluted earnings (loss) per common share
— from continuing operations	$(0.23)	$(0.14)	$(0.32)	$(0.37)
— from discontinued operations	0.00	0.00	0.00	0.00

Basic and diluted earnings (loss) per common share	$(0.23)	$(0.14)	$(0.32)	$(0.37)

	Three Months Ended
	December 31, 2005
	As
	Previously	As
	Reported	Restated
Revenues	$2,997	$3,028
Gross profit	1,182	1,183
Operating earnings (loss)	(2,465)	(2,472)
Earnings (loss) from continuing operations before income taxes, minority interests and equity in net loss of associated companies	(2,399)	(2,416)
Net earnings (loss) from continuing operations	(2,300)	(2,284)
Net earnings (loss) from discontinued operations — net of tax	(2)	(2)
Net earnings (loss)	(2,302)	(2,286)

Basic and diluted earnings (loss) per common share
— from continuing operations	$(5.30)	$(5.26)
— from discontinued operations	0.00	0.00

Basic and diluted earnings (loss) per common share	$(5.30)	$(5.26)

Adjustments
The following tables summarize the impact of the restatement adjustments to revenues, cost of revenue, and net earnings (loss) for the years ended December 31, 2006 and 2005 on a quarterly basis.

	2006
	Revenues			Cost of Revenues
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31	June 30	September 30	March 31	June 30	September 30
As previously reported	$2,382	$2,744	$2,955	$1,474	$1,678	$1,830
Adjustments:
Pension and post-retirement errors	—	—	—	3	3	1
Revenue recognition errors	8	36	(29)	(15)	13	(4)
Other errors	—	—	—	3	18	(24)

As restated	$2,390	$2,780	$2,926	$1,465	$1,712	$1,803

	2006
	Net earnings (loss)
	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	March 31	June 30	September 30
As previously reported	$(167)	$366	$(99)
Adjustments:
Pension and post-retirement errors	(8)	(8)	(2)
Revenue recognition errors	19	20	(22)
Other errors	(15)	(36)	60

As restated	$(171)	$342	$(63)

	2005
	Revenues				Cost of Revenues
	Three	Three	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	March 31	June 30	September 30	December 31	March 31	June 30	September 30	December 31
As previously reported	$2,389	$2,619	$2,518	$2,997	$1,377	$1,485	$1,540	1,815
Adjustments:
Pension and post-retirement errors	—	—	—	—	4	3	4	4
Revenue recognition errors	(7)	(10)	(28)	31	5	(16)	(19)	28
Other errors	—	—	—	—	(1)	1	3	(2)

As restated	$2,382	$2,609	$2,490	$3,028	$1,385	$1,473	$1,528	$1,845

	2005
	Net earnings (loss)
	Three	Three	Three	Three
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	March 31	June 30	September 30	December 31
As previously reported	$(104)	$(33)	$(136)	$(2,302)
Adjustments:
Pension and post-retirement errors	(12)	(12)	(12)	(12)
Revenue recognition errors	(11)	6	(8)	4
Prior period tax error	—	—	—	36
Other errors	(2)	1	(1)	(12)

As restated	$(129)	$(38)	$(157)	$(2,286)

As a result of NNL’s restatement of their financial results, it breached certain provisions of the EDC Support Facility. Absent a waiver, EDC would have the right to refuse to issue additional support and to terminate its commitments under the Support Facility, subject to a 30 day cure period with respect to certain provisions. On March 9, 2007 NNL received a waiver from EDC in respect of its breaches.
Regulatory Actions
We are under investigation by the SEC and the OSC Enforcement Staff. In addition, we received U.S. federal grand jury subpoenas for the production of certain documents sought in connection with an ongoing criminal investigation being conducted by the U.S. Attorney’s Office for the Northern District of Texas, Dallas Division. Further, a criminal investigation into our financial accounting situation by the Integrated Market Enforcement Team of the Royal Canadian Mounted Police is ongoing. Regulatory sanctions may potentially require us to agree to remedial undertakings that may involve our or an independent adviser to report on the review, assessment and monitoring of our accounting practices, financial reporting and disclosure processes and internal control systems. We will continue to cooperate fully with all authorities in connection with these investigations and reviews.

Results of Operations
Revenues
The following table sets forth our revenue by geographic location of the customer:

	For the Years Ended
	December 31,			2006 vs 2005		2005 vs 2004
	2006	2005	2004	$ Change	% Change	$ Change	% Change
United States	$5,092	$5,203	$4,645	$(111)	(2)	$558	12
EMEA	3,239	2,704	2,483	535	20	221	9
Canada	720	571	552	149	26	19	3
Asia	1,736	1,422	1,238	314	22	184	15
CALA(a)	631	609	560	22	4	49	9

Consolidated	$11,418	$10,509	$9,478	$909	9	$1,031	11

(a)	Caribbean and Latin America, or CALA, region.
2006 vs. 2005
Revenues increased to $11,418 in 2006 from $10,509 in 2005, an increase of $909, or 9%. Revenues increased by approximately 6% in 2006 as a result of the addition of a full year of results from NGS and LG-Nortel. In addition, 2006 revenues benefited from favorable foreign currency exchange impacts, resulting in an estimated increase of approximately 1%, driven by the strengthening of the Canadian dollar, British Pound, and Euro against the U.S. dollar. The net recognition of previously deferred revenue contributed approximately $125 to our consolidated 2006 revenues, with the most significant impact in EMEA and the MEN segment.
Revenues increased by $314 in Asia in 2006, driven primarily by increases in our ES and MEN segments. Enterprise circuit and packet solutions saw an increase of $102 in Asia, driven primarily by the addition of a full year of results from LG-Nortel, which was formed on November 3, 2005. Optical networking solutions in Asia increased by $136 in 2006, driven primarily by the recognition of previously deferred revenues resulting from the delivery of a software upgrade. GS revenues increased by $43 and were primarily driven by the addition of LG-Nortel and growth in our network support services business.
Revenues increased by $535 in EMEA in 2006, driven by increases across all segments. GSM and UMTS solutions revenue in EMEA increased by $128 and was primarily driven by the recognition of previously deferred UMTS solutions revenue due to a contract renegotiation and the completion of certain contract deliverables. CDMA solutions in EMEA increased by $89, primarily driven by the recognition of previously deferred revenue triggered by the delivery of a software upgrade. Enterprise circuit and packet solutions increased by $108 in EMEA mainly due to the addition of a full year of results from LG-Nortel, which included ES sales to LG-Nortel’s international customers, primarily in Europe. MEN data networking and security solutions in EMEA increased by $66 and were positively impacted by the recognition of previously deferred revenue. GS revenues increased by $121 in EMEA primarily due to an increase in network implementation services.
North American (Canada and the U.S. only) revenues increased by $38 in 2006, with an increase in Canada of $149 partially offset by a decline in the U.S. of $111. The decline in the U.S. was driven primarily by a $327 decrease in our GSM and UMTS solutions due to lower customer spending, the loss of certain contracts resulting from industry consolidation, and the completion of a large network project in 2005 which was not repeated in 2006. This decline was partially offset by increased demand for our next-generation wireless solutions with the rollout of our CDMA EV-DO Rev A technology, which was the primary driver of a $194 increase in CDMA solutions revenue in the U.S. The growth in CDMA solutions in the U.S. was primarily driven by two of our major carrier customers. CDMA solutions increased in Canada by $66, with the increase primarily driven by increased volumes with a key carrier customer. CN circuit and packet voice solutions increased by $84 in North America, primarily driven by increased volume in our voice over internet protocol, or VoIP business. The ES segment experienced a slight decline in North America of $24, primarily due to the recognition of deferred revenue in 2005 in our enterprise voice solutions portfolio which was not repeated in 2006, partially offset by increased volume in our enterprise data networking and security solutions business. U.S. revenues also increased in 2006 by $97 due to the inclusion of a full year of results from NGS. GS revenues decreased by $61 in the U.S primarily due to declines in network implementation and support services.
2005 vs. 2004
Revenues increased to $10,509 in 2005 from $9,478 in 2004, an increase of $1,031, or 11%. The overall growth in revenues was primarily driven by increases in the U.S., EMEA, and Asia.
U.S. revenues increased by $558 and drove more than 50% of our overall revenue increase in 2005. The increase in U.S. revenues was primarily driven by increases in our ES, MEN and CN segments. The acquisition of NGS in 2005 contributed $134 to the revenue increase in the U.S. Enterprise circuit and packet voice solutions increased by $108 and were primarily driven by the recognition of deferred revenue, while enterprise data networking and security solutions increased by $57 as a result of higher volumes in 2005. Optical networking solutions in the MEN segment increased by $141 and were primarily driven by increased demand for multimedia and communications at broadband network speeds as well as delivery of triple play services (data, voice and multimedia) to consumers by a range of service providers. In the CN segment, CDMA solutions increased by $140 in the U.S. primarily due to an overall increase in volumes. The growth in the CDMA business was partially offset by a decline in GSM and UMTS solutions of $48. GS revenues increased by $54 in the U.S primarily due to growth in network implementation and support services.
Revenues in EMEA increased by $221 and were primarily driven by an increase in the MEN segment and an increase in GSM and UMTS solutions in EMEA of $169. The increase was driven primarily by projects to upgrade GSM networks to allow for enhanced data transmission rates, and the continued rollout of a UMTS network for a key customer. The increase in GSM and UMTS solutions was partially offset by a decline in CDMA solutions of $33 which was primarily driven by network completions in 2004 which were not repeated in 2005. As a result of increased demand, optical networking solutions increased by $25 and data networking and security solutions increased by $48. GS revenues increased by $39 in EMEA primarily due to an increase in network implementation services.
Revenues in Asia increased by $184 and were primarily driven by an increase in the CN segment. GSM and UMTS solutions increased by $231 and were primarily driven by revenues from the deployment of a GSM network for a customer in India. The increase in GSM and UMTS solutions was partially offset by a decline in CDMA solutions of $78 which was primarily driven by the impact of network completions in 2004 not repeated in 2005. GS revenues increased by $33 in Asia primarily due to an increase in network implementation services.
Gross Margin

	For the Years Ended
	December 31,			2006 vs 2005		2005 vs 2004
	2006	2005	2004	$ Change	% Change	$ Change	% Change
Gross Profit	$4,439	$4,278	$3,922	$161	4	$356	9
Gross Margin	38.9%	40.7%	41.4%		(1.8 pts)		(0.7 pts)

2006 vs. 2005
Gross margin decreased to 38.9% in 2006 from 40.7% in 2005, a decrease of 1.8 percentage points. Historically our gross margins have been lower in Asia and EMEA than in North America, primarily due to competitive pressures and product mix. In 2006, the percentage of our total revenue derived from Asia and EMEA grew while declining in the U.S. This change in geographic mix had a negative impact of 2 percentage points on our gross margin. Gross margin declined by approximately 1.5 percentage points due to unfavorable product mix as a result of shifts from mature technologies with higher margins to next-generation technologies with lower margins. 2006 gross margin increased by approximately 2 percentage points due to negative margin impacts associated with a contract in India in 2005 and not repeated in 2006 to the same levels.
2005 vs. 2004
Gross margin decreased to 40.7% in 2005 from 41.4% in 2004, a decrease of 0.7 percentage points. Gross margins were negatively impacted by approximately 0.5 percentage points as a result of the impact of a contract in India. Gross margin was positively impacted by our ES and CDMA solutions, offset by declines due to overall product mix and pricing pressures.

Operating Expenses
Selling, General and Administrative Expense

	For the Years Ended
	December 31,			2006 vs 2005		2005 vs 2004
	2006	2005	2004	$ Change	% Change	$ Change	% Change
SG&A Expense	$2,503	$2,429	$2,146	$74	3	$283	13
As a % of Revenue	21.9%	23.1%	22.6%		(1.2 pts)		(0.5 pts)

2006 vs. 2005
SG&A expense increased to $2,503 in 2006 from $2,429 in 2005, an increase of $74, or 3%. SG&A expense as a percentage of revenue decreased by 1.2 percentage points in 2006 compared to 2005. Incremental SG&A costs related to the inclusion of a full year of operating results from NGS and LG-Nortel increased SG&A expense by $100 in 2006. Higher costs associated with our employee bonus plans resulted in an increase in SG&A expense of $23. The strengthening of the Canadian dollar, Euro, and British pound against the U.S. dollar resulted in an estimated increase in SG&A expense of $40. These increases in SG&A expense were partially offset by cost savings of approximately $55 resulting from reduced spending on our restatement related activities. In addition, SG&A expense in 2005 was negatively impacted by costs associated with changes to our senior executive team, which were not repeated to the same extent in 2006, resulting in a decrease in SG&A expense in 2006 of approximately $54.
2005 vs. 2004
SG&A expense increased to $2,429 in 2005 from $2,146 in 2004, an increase of $283, or 13%. Increased costs related to our internal control remedial measures, investments in our finance processes, and restatement related activities resulted in an increase in SG&A expense of approximately $61 in 2005. The additions of NGS and LG-Nortel in the second half of 2005 increased SG&A expense by approximately $52. Increased costs related to employee bonus plans and the departure and hiring of senior executives resulted in an increase in SG&A expense of approximately $65 in 2005. In addition, SG&A expense in 2004 was reduced by customer financing receivable recoveries of $118, compared with recoveries of $10 in 2005. The increases in SG&A expense were partially offset by a decrease of approximately $25 in our stock based compensation in 2005 and costs savings associated with the restructuring plan announced in 2004.
Research and Development Expense

	For the Years Ended
	December 31,			2006 vs 2005		2005 vs 2004
	2006	2005	2004	$ Change	% Change	$ Change	% Change
R&D Expense	$1,939	$1,874	$1,975	$65	3	$(101)	(5)
As a % of Revenue	17.0%	17.8%	20.8%		(0.8 pts)		(3.0 pts)

2006 vs. 2005
R&D expense increased to $1,939 in 2006 from $1,874 in 2005, an increase of $65, or 3%. The increase was primarily due to incremental costs of approximately $69 related to the inclusion of a full year of operating results from LG-Nortel, and estimated unfavorable foreign exchange impacts of approximately $60 associated with the strengthening of the Canadian dollar, Euro and British pound against the U.S. dollar. These increases were partially offset by cost savings associated with the changes made to our employee benefit plans.
2005 vs. 2004
R&D expense decreased to $1,874 in 2005 from $1,975 in 2004, a decrease of $101, or 5%. The decrease was primarily due to cost savings associated with our 2004 Restructuring Plan, partially offset by increased investment in targeted product areas, primarily in ES, increased expense of approximately $24 related to our employee bonus plans, and unfavorable foreign exchange impacts associated with the strengthening of the Canadian dollar against the U.S. dollar.

Special Charges
The following table sets forth special charges by restructuring plan.

	For the Years Ended December 31,			2006 vs 2005		2005 vs 2004
	2006	2005	2004	$ Change	% Change	$ Change	% Change
2006 Restructuring Plan	$68	$—	$—	$68	—	$—	—
2004 Restructuring Plan	20	180	165	(160)	(89)	15	9
2001 Restructuring Plan	17	(11)	16	28	—	(27)	(169)

Total Special Charges	$105	$169	$181	$(64)	(38)	$(12)	(7)

2006 Restructuring Plan
During the second quarter of 2006, in an effort to increase competitiveness by improving operating margins and overall business performance, we announced the 2006 Restructuring Plan, which includes a work plan involving workforce reductions of approximately 1,900 employees, as well as the creation of approximately 800 new positions in our Operations Centers of Excellence. The workforce reductions span all of our segments and are expected to include approximately 350 middle management positions throughout Nortel, with the balance of workforce reductions to primarily occur in the U.S. and Canada. We estimate total charges to earnings and cash associated with the 2006 Restructuring Plan will be approximately $100, of which $68 in charges were incurred in 2006, with the remainder expected to be incurred in fiscal 2007.
In 2006, we incurred total cash costs related to the 2006 restructuring plan of approximately $28 with the remaining cash costs expected to be incurred primarily in 2007.
2004 Restructuring Plan
In the third quarter of 2004, we announced a strategic plan that includes a work plan involving focused workforce reductions, including a voluntary retirement program, of approximately 3,250 employees, real estate optimization and other cost containment actions such as reductions in information services costs, outsourced services and other discretionary spending across all segments or, the 2004 Restructuring Plan. We estimate total charges to earnings associated with the 2004 Restructuring Plan in the aggregate of approximately $410 comprised of approximately $240 with respect to the workforce reductions and approximately $170 with respect to the real estate actions, of which $365 have been incurred. Substantially all of the charges with respect to the workforce reductions have been incurred with the remainder of the charges related to ongoing lease costs for impacted real estate facilities to be substantially incurred by the end of 2018.
We expect to incur total cash costs related to the 2004 Restructuring Plan of approximately $360, which are split approximately $230 for workforce reductions and $130 for real estate actions. Approximately 12%, 50%, and 11% of these cash costs were incurred in 2006, 2005, and 2004, respectively, and the remaining cash costs are expected to be substantially incurred by the end of 2018.
2001 Restructuring Plan
During 2001, we implemented a work plan to streamline operations and activities around core markets and leadership strategies in light of the significant downturn in both the telecommunications industry and the economic environment, and capital market trends impacting operations and expected future growth rates, or the 2001 Restructuring Plan. Under the 2001 Restructuring Plan activities were initiated in 2003 to exit certain leased facilities and leases for assets no longer used across all segments. The liabilities associated with these activities were measured at fair value and recognized under SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). Under the 2001 Restructuring Plan, we recorded special charges of $17, $(11) and $16 relating primarily to the revision of prior accruals due to contract settlement and lease costs for the years ended December 31, 2006, 2005 and 2004, respectively.
We have incurred cash costs related to the 2001 Restructuring Plan of $54, $113, and $216 in 2006, 2005, and 2004, respectively. Remaining cash costs relating to the 2001 Restructuring Plan of approximately $195 are expected to be incurred into 2024 for ongoing lease costs related to impacted real estate facilities.

The following table sets forth special charges by segment.

	2006
	Restructuring
	Plan	2004 Restructuring Plan			2001 Restructuring Plan			Total Special Charges
	2006	2006	2005	2004	2006	2005	2004	2006	2005	2004
Special charges by segment:

Carrier Networks	$36	$8	$121	$106	$11	$(1)	$11	$55	$120	$117
Enterprise Solutions	14	3	27	14	3	(2)	3	20	25	17
Metro Ethernet Networks	7	8	23	29	2	(8)	1	17	15	30
Global Services	5	1	9	4	1	—	1	7	9	5
Other	6	—	—	12	—	—	—	6	—	12

Total special charges	$68	$20	$180	$165	$17	$(11)	$16	$105	$169	$181

Gain/Loss on Sale of Businesses and Assets
In 2006, gain on sale of businesses and assets was $206, primarily due to gains of $166 on the sale of certain assets and liabilities related to our UMTS access business, $40 related to the sale of real estate assets in Canada and EMEA, and $23 on the sale of certain assets related to our blade server business. These gains were partially offset by write-offs of certain fixed assets of $13 and charges related the divestiture of our manufacturing operations to Flextronics of $7.
In 2005, loss on sale of businesses and assets of $47 was primarily due to charges related to the divestiture of our manufacturing operations to Flextronics.
In 2004, gain on sale of businesses and assets of $91 was primarily due to a gain of $78 related to the sale of certain assets in CALA and a gain of approximately $30 related to the sale of our directory operator service business to VoltDelta Resources LLC, or VoltDelta. These gains were partially offset by charges related to the divestiture of our manufacturing operations to Flextronics of approximately $6 and write-offs of certain fixed assets of approximately $10.
Shareholder Litigation Settlement Expense/Recovery
We recorded a shareholder litigation settlement recovery of $219 during the year ended December 31, 2006 as a result of a fair value mark-to-market adjustment of the equity component of the Global Class Action Settlement at year end. For additional information, see “Significant Business Developments in 2006 — Global Class Action Settlement”.
We recorded a shareholder litigation settlement expense of $2,474 during the year ended December 31, 2005 as a result of the Global Class Action Settlement.
Other Income — Net
The components of other income — net were as follows:

	For the Years Ended December 31,
	2006	2005	2004
Interest and dividend income(a)	$140	$115	$92
Gain (loss) on sale or write down of investments	(6)	67	19
Currency exchange gains (losses)(b)	(12)	59	65
Other — net	90	54	41

Other income — net	$212	$295	$217

(a)	Interest and dividend income on our short-term investments.

(b)	Currency exchange gains and losses were primarily related to day-to-day transactional activities.

In 2006, other income — net was $212, which included interest and dividend income of $140, a net loss on the sale or write down of investments of $6, and net currency exchange losses of $12. Other net income of $90 was primarily driven by a gain of $26 related to the sale of a note receivable from Bookham, Inc., net income of $22 on royalties from patented technology, income of $22 from the sub-lease of certain facilities, and a gain of $24 related to changes in fair value of derivative financial instruments that did not meet the criteria for hedge accounting. These gains were partially offset by expenses of $7 from the securitization of certain receivables and expenses of $6 related to various litigation and settlement costs.
In 2005, other income — net was $295 which included interest and dividend income on our short-term investments of $115 and a net currency exchange gain of $59. We also generated a net gain of $67 on the sale of investments, which was primarily driven by a gain of $21 related to the sale of Arris Group Inc. shares, a gain of $45 on the sale of Axtel S.A. de CV shares and a gain of $7 on the sale of shares of VoltDelta. Other net income of $54 was primarily driven by gains of $35 related to customer settlements and customer financing arrangements, income of $22 from the sub-lease of certain facilities, and net income of $13 on royalties from patented technology. These gains were partially offset by a loss of $20 on the sale of certain accounts receivables.
In 2004, other income — net was $217, which included interest and dividend income of $92 and net currency exchange gains of $65. We generated a net gain of $19 on the sale or write downs of investments, which was primarily driven by a gain of $18 on the sale of shares in Entrust, Inc. and a gain of $13 on the sale of shares of Arris Group, partially offset by a loss of $14 related to the write down of our investment in Bookham, Inc. Other net income of $41 was primarily driven by a gain of $52 resulting from a restructured customer financing arrangement, income of $12 from the sublease of certain of our facilities, and a gain of $7 related to a bankruptcy settlement. These gains were partially offset by a loss of $24 related to changes in fair value of derivative financial instruments that did not meet the criteria for hedge accounting and a loss of $7 related to prepaid equity forward purchase contracts that were entered into in connection with the issuance of restricted stock units.
Interest Expense
Interest expense increased by $121 in 2006 compared to 2005 and by $17 in 2005 compared to 2004. The increase in 2006 was primarily due to higher debt levels, interest rates and borrowing costs on NNL’s debt as a result of the 2006 Credit Facility and the Notes offering.
The increase in interest expense in 2005 was primarily due to increases in short-term rates which negatively impacted our floating rate swap exposure compared to 2004.
Income Tax Benefit (Expense)
The 2006 income tax expense of $60 was primarily related to the net reduction of our deferred tax assets as well as current tax provisions in certain taxable jurisdictions, including tax adjustments of $13 related to prior tax positions taken in the United Kingdom, or U.K., and $15 related to tax on the payment of preferred share dividends in Canada, partially offset by the recognition of R&D related incentives and releases of valuation allowance in certain smaller jurisdictions.
The 2005 income tax benefit of $81 was primarily related to the release of a liability of $140 tax benefit related to the retroactive application of our advance pricing arrangements, or APA, $11 tax expense related to tax on the payment of preferred share dividends in Canada, and various R&D related incentives, partially offset by a reduction of our deferred tax assets and current tax provisions in certain taxable jurisdictions, and various corporate minimum and other taxes. In addition, we recorded additional valuation allowances against the tax benefit of losses realized in some jurisdictions.
As of December 31, 2006, we have substantial loss carryforwards and valuation allowances in our significant tax jurisdictions. These loss carryforwards will serve to minimize our future cash income related taxes. We continue to assess the valuation allowance recorded against our deferred tax assets on a quarterly basis. The valuation allowance is in accordance with SFAS No. 109, “Accounting for Income Taxes”, or SFAS 109, which requires that a tax valuation allowance be established when it is more likely than not that some portion or all of a company’s deferred tax assets will not be realized. Given the magnitude of our valuation allowance, future adjustments to this valuation allowance based on actual results could result in a significant adjustment to our effective tax rate. For additional information, see “Application of Critical Accounting Policies and Estimates — Tax Asset Valuation.”

Segment Information
Carrier Networks
The following table sets forth revenues and Management EBT for the CN segment:

	For the Years Ended December 31,			2006 vs 2005		2005 vs 2004
	2006	2005	2004	$ Change	% Change	$ Change	% Change
Revenue
CDMA solutions	$2,311	$1,972	$1,926	$339	17	$46	2
GSM and UMTS solutions	2,021	2,248	1,905	(227)	(10)	343	18
Circuit and packet voice solutions	825	695	738	130	19	(43)	(6)

Total Revenue	$5,157	$4,915	$4,569	$242	5	$346	8

Management EBT	$455	$344	$180	$111	32	$164	91

2006 vs. 2005
CN revenues increased to $5,157 in 2006 from $4,915 in 2005, an increase of $242, or 5%. In 2006, demand for our next-generation wireless solutions increased with the rollout of our CDMA EV-DO Rev A technology. Our UMTS and succession voice solutions increases were driven by the addition of LG-Nortel and from the recognition of previously deferred revenue as we completed certain contract deliverables. This increase was partially offset by significant declines in the demand for our traditional wireless technologies such as GSM.
The rollout of our CDMA EV-DO Rev A technology was the primary driver of an increase in CDMA solutions revenue in the U.S. of $194, as certain of our significant customers increased investments in their infrastructure in order to enhance their service offerings. CDMA solutions increased in Canada by $66 primarily due to increased volumes with a key carrier customer and by $89 in EMEA primarily as a result of the completion of certain contract deliverables which resulted in the recognition of previously deferred revenue.
The decline in GSM and UMTS solutions was primarily due to a decline in the U.S. of $327 and a decline in Asia of $96. In the U.S. the decline was largely the result of decreases in GSM solutions due to lower customer spending, the loss of certain contracts due to industry consolidation, and the completion of a network project in 2005. The decline in Asia of $96 was due to revenues associated with a GSM contract in India in 2005 that were not repeated in 2006, partially offset by the addition of GSM and UMTS revenues from LG-Nortel. The declines in the U.S. and Asia were partially offset by an increase in EMEA of $128. The increase in EMEA was driven by higher UMTS solutions, primarily due to the recognition of previously deferred revenues resulting from a contract renegotiation and the completion of certain contract deliverables, partially offset by a decline in GSM solutions.
The increase in CN circuit and packet voice solutions was driven primarily by increased demand for next-generation packetized communications solutions such as VoIP. Demand for our VoIP solutions primarily drove increases in North America and Asia of $84 and $59, respectively.
Management EBT for the CN segment increased to $455 in 2006 from $344 in 2005, an increase of $111 or 32%. The $111 increase was the result of an increase in gross profit of $158, partially offset by an increase in R&D expense of $19.
CN gross margin remained essentially flat and gross profit increased by $158 primarily due to increased sales volume, product mix, and negative margin impacts associated with a contract in India that were incurred in 2005 and not repeated in 2006 to the same levels. These increases were offset by higher warranty and costs to meet regional environmental specifications. R&D expense increased by $19 primarily due to the negative impact of foreign exchange, increased investment in targeted next-generation wireless programs to increase the feature content in our portfolio solutions and increased expenses related to LG-Nortel. In 2006 R&D in the CN segment was focused on driving additional investment in new product opportunities such as WiMAX and IMS while decreasing investment in legacy products.

2005 vs. 2004
CN revenues increased to $4,915 in 2005 from $4,569 in 2004, an increase of $346, or 8%. The increase in CN was primarily driven by significant increases in GSM and UMTS solutions.
In 2005, GSM and UMTS solutions in EMEA increased by $169 and were driven primarily by projects to upgrade GSM networks to allow for enhanced data transmission rates, and the continued rollout of a UMTS network for a key customer. GSM and UMTS solutions increased by $231 in Asia and were primarily driven by revenues from a significant contract in India. Reduced demand for our GSM and UMTS solutions in North America resulted in decreased revenues of $103. The reduced demand was primarily due to industry consolidation and a reduction of spending levels by two of our key customers.
CDMA solutions revenue in North America increased by $191 in 2005 primarily due to increased demand for network expansions and upgrades to next generation CDMA technologies. The increase in North America was partially offset by declines in Asia, EMEA, and CALA of $143. These declines can be attributed to network completions in 2004 and reduced demand resulting from industry consolidation.
CN Management EBT increased to $344 in 2005 from $180 in 2004, an increase of $164 or 91%. Gross margin declined by 2.7 percentage points, however, gross profit increased by $22 as the impact of the decline in gross margin was offset by increased volumes. Declines in R&D and SG&A expense of $110 and $6, respectively, also contributed to the increase in Management EBT.
Enterprise Solutions
The following table sets forth revenues and Management EBT for the ES segment:

	For the Years Ended
	December 31,			2006 vs 2005		2005 vs 2004
	2006	2005	2004	$ Change	% Change	$ Change	% Change
Revenue
Circuit and packet voice solutions	$1,618	$1,464	$1,291	$154	11	$173	13
Data networking and security solutions	674	597	630	77	13	(33)	(5)

Total Revenue	$2,292	$2,061	$1,921	$231	11	$140	7

Management EBT	$(26)	$113	$92	$(139)	(123)	$21	23

2006 vs. 2005
ES revenues increased to $2,292 in 2006 from $2,061 in 2005, an increase of $231 or 11%. The increase in 2006 was driven primarily by the addition of a full year of results from LG-Nortel.
The enterprise market is in the process of transitioning from traditional communications systems to next-generation IP networks. The change in the product mix of our ES revenues in 2006 is consistent with this trend. We continue to see growth in our packet-based voice solutions which support the next-generation technology, while seeing continued decline in our traditional circuit-based voice solutions. Pricing pressures, particularly on our traditional circuit-based switching, had a negative impact on revenues primarily in EMEA and the U.S.
Revenues from enterprise circuit and packet voice solutions increased by $108 in EMEA and $102 in Asia as a result of the addition of a full year of results from LG-Nortel. The increases in EMEA and Asia were partially offset by a decline of $60 in the U.S. which is primarily attributable to the recognition of deferred revenue in 2005 in our enterprise voice solutions portfolio which was not repeated in 2006.
The increase in enterprise data networking and security solutions was primarily the result of increases of $32 and $29 in the U.S. and Asia, respectively.
Management EBT for the ES segment decreased to a loss of $26 in 2006 from earnings of $113 in 2005, a decrease of $139. This decrease in Management EBT was primarily driven by a decrease in gross profit of $13, and an increase in SG&A and R&D expenses of $49 and $80, respectively. ES gross margin decreased by 5.6 percentage points while gross profit decreased by $13 as the impact of the gross margin decline was partially offset by higher sales volumes. The decline in gross margin is primarily attributable to the addition of lower margin products to our portfolio from LG-Nortel, unfavorable product mix and pricing pressures on our voice products, particularly in EMEA. The increase in ES SG&A expense of $49 was due to increased selling and marketing costs associated with the addition of LG-Nortel, increased selling costs, and unfavorable foreign exchange impacts. The addition of LG-Nortel, increased investment in the development of our voice, data, and security solutions portfolios and unfavorable foreign exchange impacts drove an increase in R&D expense of $80.
2005 vs. 2004
ES revenues increased to $2,061 in 2005 from $1,921 in 2004, an increase of $140 or 7%. The increase in 2005 was primarily driven by increases in circuit and packet voice solutions in the U.S. and EMEA.
ES circuit and packet voice solutions increased by $108 and $50 in the U.S. and EMEA, respectively. The increases were primarily driven by the recognition of deferred revenue related to our packet voice solutions.
Management EBT increased to $113 in 2005 from $92 in 2004, an increase of $21, or 23%. The increase was primarily the result of an increase in gross profit of $44 driven by higher volumes, partially offset by increased R&D expense of $28 resulting from increased investment in our circuit and packet core voice solutions, and an increase in SG&A expense of $9.
Metro Ethernet Networks
The following table sets forth revenues and Management EBT for the MEN segment:

	For the Years Ended
	December 31,			2006 vs 2005		2005 vs 2004
	2006	2005	2004	$ Change	% Change	$ Change	% Change
Revenue
Optical Networking Solutions	$1,128	$954	$768	$174	18	$186	24
Data Networking and Security Solutions	463	393	325	70	18	68	21

Total Revenue	$1,591	$1,347	$1,093	$244	18	$254	23

Management EBT	$69	$(77)	$(320)	$146	—	$243	—

2006 vs. 2005
MEN revenues increased to $1,591 in 2006 from $1,347 in 2005, an increase of $244 or 18%. The increase in the MEN segment was primarily driven by increases in our optical networking solutions primarily due to increased volumes and the delivery of software upgrades which triggered the recognition of deferred revenue.
Revenues from optical networking solutions increased by $136 in Asia, primarily due to the recognition of previously deferred revenue resulting from the delivery of certain software upgrades. Revenues from data networking and security solutions increased by $66 in EMEA, primarily due to the recognition of previously deferred revenue resulting from the completion of certain contract deliverables.
Management EBT for the MEN segment increased to $69 in 2006 from a loss of $77 in 2005, an increase of $146. The increase in 2006 was mainly the result of an increase in gross profit of $83 and a decrease in R&D expense of $54. MEN gross margin decreased by 0.5 percentage points while gross profit increased by $83 as the impact of the decline in margin was offset by increased sales volumes. The decline in gross margin is primarily attributable to unfavorable product mix, unfavorable foreign exchange impacts, and the impact of provision releases in 2005 on previously provided for optical inventory not repeated in 2006. MEN R&D expense decreased by $54 primarily due to the cancellation of certain programs, partially offset by R&D spending in LG-Nortel and a write down of R&D lab equipment.

2005 vs. 2004
MEN revenues increased to $1,347 in 2005 from $1,093 in 2004, an increase of $254, or 23%. The increase in 2005 was primarily driven by increased demand for optical networking solutions in the U.S. and EMEA and increased demand for data networking and security solutions in EMEA.
Optical networking solutions in the MEN segment increased by $141 in the U.S. and $25 in EMEA, and were primarily driven by increased demand for multimedia and communications at broadband network speeds. Delivery of triple play services (data, voice, and multimedia) to consumers by a range of service providers resulted in a positive impact on revenues from our optical networking solutions. MEN data networking and security solutions increased by $48 in EMEA, primarily due to increased demand.
Management EBT for the MEN segment was a loss of $77 in 2005, an improvement of $243 from 2004. The improvement in Management EBT was primarily the result of an increase in gross profit of $179, due to increased sales volumes, lower costs resulting from the transition of our manufacturing operations to Flextronics, and recovery in inventory provisions due to the sale of optical inventory that was fully provided for. Management EBT was also positively impacted by a decrease in R&D expense of $55, driven primarily by workforce reductions that targeted a level of R&D expense that was more representative of the volume of our business.
Global Services
The following table sets forth revenues and Management EBT for the Global Services segment:

	For the Years Ended
	December 31,			2006 vs 2005		2005 vs 2004
	2006	2005	2004	$ Change	% Change	$ Change	% Change
Revenue	$2,132	$2,040	$1,885	$92	5	$155	8

Management EBT	$342	$474	$377	$(132)	(28)	$97	28

2006 vs. 2005
GS revenues increased to $2,132 in 2006 from $2,040 in 2005, an increase of $92, or 5%. Substantially all of our GS revenues are generated from network implementation and support services. The continued investment in voice and data convergence and network transformation across the carrier and enterprise markets is the primary driver for growth in our network integration and network managed services. We believe our large installed base represents an opportunity for network transformation and convergence services. However, the continued shift toward standardization of network components will weaken services tied to manufactured equipment and provide opportunities for multi-vendor service expansion, leading to increased competition.
Growth in GS revenue in 2006 was experienced across all portfolio offerings but was primarily driven by increases of $53 and $32 in network implementation services and network managed services, respectively and growth of $22 in network support services. In 2006 the majority of GS revenue continued to be generated by network implementation services and network support services. Increases in GS revenues in EMEA and Asia of $121 and $43, respectively, were partially offset by a decline in the U.S. of $61.
Management EBT in the GS segment decreased to $342 in 2006 from $474 in 2005, a decrease of $132. Gross margin decreased by 4.9 percentage points and gross profit declined by $69 primarily as a result of the decline in gross margin. An increase in SG&A of $50 and an increase in R&D of $6 further drove the decrease in Management EBT. The increase in SG&A resulted from investments in resources and capabilities in the areas within the GS segment we believe have the greatest potential for growth. R&D in the GS segment was focused on developing new service offerings for the Network Implementation Services and Network Application Services businesses.
2005 vs. 2004
GS revenues increased to $2,040 in 2005 from $1,885 in 2004, an increase of $155, or 8%. The growth in GS revenues was primarily driven by increases in network implementation services and network support services of $100 and $65, respectively, and across all regions.

Management EBT for the GS segment increased to $474 in 2005 from $377 in 2004, an increase of $97 or 26%. The increase was primarily driven by higher gross profit of $82 resulting from increased sales volumes and declines in SG&A and R&D expense of $14 and $2, respectively.
Other

	For the Years Ended December 31,			2006 vs 2005		2005 vs 2004
	2006	2005	2004	$ Change	% Change	$ Change	% Change
Revenue	$246	$146	$10	$100	68	$136	1,360

Management EBT	$(1,033)	$(839)	$(546)	$(194)	—	$(293)	—

2006 vs. 2005
Other revenues are comprised primarily of revenues from NGS. Other revenues increased to $246 in 2006 from $146 in 2005, an increase of $100. The increase was due to the addition of a full year of results from NGS in 2006 as compared to the inclusion of seven months of results in 2005.
Other Management EBT decreased by $194 in 2006 and was primarily the result of increases in other items expense of $204, partially offset by a decline in SG&A expense of $40. The increase in other items expense was primarily due to an increase in interest expense of $121 due to higher debt levels and borrowing costs, lower net foreign transactional gains of $71, and lower net investment gains of $73. These impacts were partially offset by increased dividend and interest income of $25 and increased gains on changes in the fair value of derivative financial instruments that did not meet the criteria for hedge accounting of $31. These increases were partially offset by a decrease in SG&A expense of $40, primarily due to lower costs related to our restatement related activities and internal control remedial measures, partially offset by costs associated with our business transformation initiatives.
2005 vs. 2004
Other revenues increased to $146 in 2005 from $10 in 2004, an increase of $136. The increase was driven by the acquisition of NGS on June 3, 2005.
Other Management EBT decreased by $293 in 2005 and was primarily driven by increases in SG&A and R&D expenses of $286 and $38, respectively. The increase in SG&A was primarily due to costs associated with our internal control remedial measures, investment in our finance processes and restatement related activities and increased costs related to employee bonus plans and the departure and hiring of senior executives resulted in an increase in SG&A expense in 2005. In addition, 2004 SG&A expense was reduced by customer financing receivable recoveries of $118, compared with recoveries of $10 in 2005. The increases in SG&A expense were partially offset by a decrease in our stock based compensation expense in 2005 and cost savings associated with our 2004 Restructuring Plan. The increase in R&D expense of $38 was primarily due to increases in employee related expenses and unfavorable foreign exchange impacts associated with the strengthening of the Canadian dollar against the U.S. dollar, partially offset by savings associated with our 2004 Restructuring Plan. The increases in SG&A and R&D were partially offset by lower other items expense.

Liquidity and Capital Resources
Cash Flow
Our total cash and cash equivalents excluding restricted cash increased by $541 in 2006 to $3,492 as at December 31, 2006.
Our liquidity and capital resources are primarily impacted by: (i) current cash and cash equivalents, (ii) operating activities, (iii) investing activities, (iv) financing activities, and (v) foreign exchange rate changes. The following table summarizes our cash flows by activity and cash on hand as of December 31:

	For the Years Ended
	December 31,
	2006	2005	2004
Net Earnings (Loss)	$28	$(2,610)	$(247)
Non-Cash Items	438	2,525	471
Changes in Working Capital	(70)	194	(163)
Other Changes	(159)	(288)	(246)

Net cash from (used in) operating activities of continuing operations	237	(179)	(185)
Net cash from (used in) investing activities of continuing operations	(273)	(426)	(132)
Net cash from (used in) financing activities of continuing operations	483	(60)	(110)
Effect of foreign exchange rate changes on cash and cash equivalents	94	(102)	88

Net cash from (used in) continuing operations	541	(767)	(339)
Net cash from (used in) operating activities of discontinued operations	—	33	22

Net increase (decrease) in cash and cash equivalents	541	(734)	(317)
Cash and cash equivalents at beginning of period	2,951	3,685	4,002

Cash and cash equivalents at end of period	$3,492	$2,951	$3,685

Operating Activities
In 2006, our net cash flows from operating activities of continuing operations of $237 were driven by net income of $28 plus adjustments for non-cash items of $438, a net use of cash of $70 due to changes in working capital, and a net use of cash of $159 due to changes in other assets and liabilities. The primary additions to our net income for non-cash items of $438 were pension and other accruals of $346, amortization and depreciation of $290, stock based compensation expense of $112, minority interest of $59, and net other additions of $50. These additions were partially offset by the non-cash portion of the shareholder litigation recovery of $219 and net gain on sale of businesses and assets of $200. The use of cash of $70 relating to changes in our working capital was due to outflows from changes in inventory of $42 and accounts payable of $79, partially offset by an inflow from changes in accounts receivable of $51.
In 2005, our net cash flows used in operating activities of continuing operations were $179 due to a net loss from continuing operations of $2,610 plus adjustments for non-cash items of $2,525, net cash from changes in working capital of $194, and a net use of cash of $288 due to changes in other assets and liabilities. The primary additions to our net loss for non-cash items of $2,525 were $1,899 for shareholder litigation expense settlement, amortization and depreciation of $302, pension and other accruals of $299, stock based compensation expense of $88, and net other additions of $53. These additions were partially offset by deferred income taxes of $116. Net cash from changes in our working capital was due to inflows from changes in inventory of $285 and accounts payable of $189, partially offset by outflows from changes in accounts receivable of $280.

Accounts Receivable

	As at December 31,			2006 vs. 2005		2005 vs. 2004
	2006	2005	2004	$ Change	% Change	$ Change	% Change
Accounts Receivable	$2,785	$2,826	$2,444	$(41)	(1)	$382	16
Days sales outstanding in accounts receivable (DSO)(a)	75	84	89

(a)	DSO is the average number of days our receivables are outstanding based on a 90 day cycle. DSO is a metric that approximates the measure of the average number of days from when we recognize revenue until we collect cash from our customers. DSO for each quarter is calculated by dividing the quarter end accounts receivable-net balance by revenues for the quarter, in each case as determined in accordance with U.S. GAAP, and multiplying by 90 days.
Accounts receivable decreased to $2,785 as at December 31, 2006 from $2,826 as at December 31, 2005, a decrease of $41. This decrease was driven by significant cash collections primarily in North America and EMEA in the fourth quarter of 2006. This decrease in accounts receivable had a positive impact on our cash flow from operations. Our increase in revenue coupled with a decrease in accounts receivable led to a nine day improvement in our DSO as of December 31, 2006, compared to the prior year.
Inventory

	As at December 31,			2006 vs. 2005		2005 vs. 2004
	2006	2005	2004	$ Change	% Change	$ Change	% Change
Inventory (excluding deferred costs)	$456	$605	$994	$(149)	(25)	$(389)	(39)
Net inventory days (NID)(a)	22	31	64

(a)	NID is the average number of days from procurement to sale of our product based on a 90 day cycle. NID for each quarter is calculated by dividing the average of the current quarter and prior quarter inventories — net (excluding deferred costs) by the cost of revenues for the quarter and multiplying by 90 days.
Inventory excluding deferred costs declined in 2006 by $149, and this decline had a positive impact on our cash flow. The divestiture of our Calgary and Chateaudun facilities to Flextronics reduced inventory by $170, and the divestiture of certain assets and liabilities related to our UMTS access business reduced inventory by $21. The positive impact of these divestitures on our 2006 cash flow is reflected in cash flow from investing activities of continuing operations. Removing the impact of the divestitures, inventory increased in 2006 by $42, which had a negative impact on our cash flow from operating activities.
Net inventory days decreased by nine days as of December 31, 2006 compared to December 31, 2005. This improvement was primarily due to the impact of the divestitures described above.
Accounts Payable

	As at December 31,			2006 vs. 2005		2005 vs. 2004
	2006	2005	2004	$ Change	% Change	$ Change	% Change
Trade Accounts Payable	$1,086	$1,167	$966	$(81)	(7)	$201	21
Days of purchases outstanding in accounts payable (DPO)(a)	49	57	64

(a)	DPO is the average number of days from when we receive purchased goods and services until we pay our suppliers based on a 90 day cycle. DPO for each quarter is calculated by dividing the quarter end trade and other accounts payable by the cost of revenues for the quarter, in each case as determined in accordance with U.S. GAAP, and multiplying by 90 days.
Trade accounts payable decreased to $1,086 in 2006 from $1,167 in 2005, a decrease of $81. The decrease was primarily the result of our improvement in inventory management and the impact on cost of sales due to deferred cost releases.

Investing Activities
In 2006, net cash flows used in investing activities were $273 and were primarily due to an increase in restricted cash and cash equivalents of $557, primarily related to the Global Class Action Settlement, $146 for investments and acquisitions of businesses, net of cash acquired, including $98 related to our acquisition of Tasman Networks, $316 for the purchase of plant and equipment, which were partially offset by proceeds from disposals of plant and equipment of $143, and $603 related to the proceeds on sale of certain investments and businesses which we no longer consider strategic, including $306 related to the sale of certain assets and liabilities related to our UMTS access business and $219 related to the transfer of certain manufacturing assets to Flextronics.
In 2005, cash flows used in investing activities were $426 and were primarily due to payments of $651 for acquisitions of investments and businesses, net of cash acquired, including $423 relating to the acquisition of NGS and $155 relating to our contribution to LG-Nortel, and $258 for the purchase of plant and equipment, which were partially offset by proceeds of $470 on the sale of assets including net proceeds of $334 related to the transfer of certain manufacturing assets to Flextronics and $136 from the sale of certain investments and businesses which we no longer considered strategic including $27 related to the sale of our remaining common shares of Arris Group, $45 related to the sale of our investment in Axtel, $25 related to the sale of our interest in VoltDelta and $20 related to the sale of short-term investments. We also received proceeds of $10 from the sale of plant and equipment.
Financing Activities
In 2006, net cash flows from financing activities were $483 and were primarily from (i) cash proceeds of $2,000 from the issuance of the Notes, the proceeds of which were used to repay $1,300 outstanding under the 2006 Credit Facility, which facility had been primarily used to repay $1,275 relating to the aggregate principal amount of the NNL 6.125% Notes and to replenish cash outflows of $150 used to repay at maturity the outstanding aggregate principal amount of the 7.40% Notes due June 15, 2006 and (ii) net proceeds from other notes payable of $26 partially offset by, (iii) dividends of $60 primarily paid by NNL related to its outstanding preferred shares and (iv) other payments of $58, including $42 in transaction costs associated with the issuance of the Notes.
In 2005, cash flows used in financing activities were $60 and were primarily from dividends of $43 primarily paid by NNL on its outstanding preferred shares, a repayment of capital leases payable of $10 and a net reduction of our notes payable by $13. These amounts were partially offset by $6 of proceeds from the issuance of Nortel Networks Corporation common shares from the exercise of stock options.
Other Items
In 2006, our cash increased by $94 due to favorable effects of changes in foreign exchange rates primarily of the Euro and the British pound against the U.S. dollar.
In 2005, our cash decreased $102 due to unfavorable effects of changes in foreign exchange rates primarily of the Euro and the British pound against the U.S. dollar.
In 2005, cash flows from our discontinued operations were $33 and were primarily related to the collection of customer financing receivables in 2005. During 2006 and 2005 we did not enter into any material customer financing arrangements.
Senior Notes
On February 14, 2006, NNI entered into the 2006 Credit Facility which was drawn down in the full amount on February 14, 2006 and we used the net proceeds primarily to repay the outstanding $1,275 aggregate principal amount of the NNL 6.125% Notes on February 15, 2006. For more details of the 2006 Credit Facility, see note 11, “Long-term debt, credit and support facilities” to the accompanying audited consolidated financial statements.
On July 5, 2006, NNL completed an offering of the Notes which consist of $450 of fixed rate senior notes due 2016, or the 2016 Fixed Rate Notes, $550 of fixed rate senior notes due 2013, or the 2013 Fixed Rate Notes, and $1,000 of floating rate senior notes due 2011, or the Floating Rate Notes. The 2016 Fixed Rate Notes bear interest at a rate per annum of 10.75% payable semi-annually. The 2013 Fixed Rate Notes bear interest at a rate per annum of 10.125% payable semi-annually. The Floating Rate Notes bear interest at a rate per annum, reset quarterly, equal to the reserve-adjusted London Interbank Offered Rate, or LIBOR, plus 4.25%, payable quarterly.

As of December 31, 2006, the Floating Rate Notes had an interest rate of 9.62% per annum. Following the issuance of the Notes, we entered into interest rate swaps to convert our fixed interest rate exposure under the Notes to a floating rate equal to LIBOR plus 4.4% for the 2013 Fixed Rate Notes and LIBOR plus 4.9% for the 2016 Fixed Rate Notes. We have entered into these interest rate swaps in order to match floating rate assets and floating rate liabilities and minimize income statement volatility related to interest rate movements. The Notes are fully and unconditionally guaranteed by Nortel and initially guaranteed by NNI.
NNL may redeem all or a portion of the 2016 Fixed Rate Notes at any time on or after July 15, 2011 at specified redemption prices ranging from 105.375% to 100% of the principal amount thereof plus accrued and unpaid interest. In addition, NNL may redeem all or a portion of the 2013 Fixed Rate Notes at any time and, prior to July 15, 2011, all or a portion of the 2016 Fixed Rates Notes, at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to July 15, 2009, NNL may also redeem up to 35% of the original aggregate principal amount of any series of Notes with proceeds of certain equity offerings at a redemption price equal to (i) in the case of the 2016 Fixed Rate Notes, 110.750% of the principal amount thereof, (ii) in the case of the 2013 Fixed Rate Notes, 110.125% of the principal amount thereof and (iii) in the case of the Floating Rate Notes, 100% of the principal amount so redeemed plus a premium equal to the interest rate per annum of such Floating Rate Notes applicable on the date of redemption, in each case plus accrued and unpaid interest, if any. In addition, in the event of certain changes in applicable withholding taxes, NNL may redeem the Notes of each series of Notes in whole, but not in part.
The indenture governing the Notes and related guarantees contain various covenants that limit our ability to incur liens (other than certain permitted liens) on assets of NNC and its restricted subsidiaries to secure funded debt in excess of certain permitted amounts without equally and ratably securing the Notes to merge, consolidate, sell or otherwise dispose of substantially all of the assets of any of NNC, NNL and, so long as NNI is a guarantor of the Notes, NNI, unless the surviving entity or purchaser of such assets assumes the obligations of NNC, NNL or NNI, as the case may be, under the Notes and related guarantees and no default exists under the indenture governing the Notes after giving effect to such merger, consolidation or sale.
In addition, the indenture governing the Notes and related guarantees contain covenants that, at any time that the Notes do not have an investment grade rating, limit our ability to incur, assume, issue or guarantee additional funded debt (including capital leases) and certain types of preferred stock, or repurchase, redeem, retire or pay any dividends in respect of any Nortel Networks Corporation stock or NNL preferred stock, in excess of certain permitted amounts or incur debt that is subordinated to any other debt of NNC, NNL or NNI, unless that new debt is expressly subordinated to the Notes and the guarantees. At any time that the Notes do not have an investment grade rating, our ability to incur, assume, issue or guarantee additional indebtedness and certain types of preferred stock and pay dividends is tied to an Adjusted EBITDA to fixed charges ratio. Adjusted EBITDA is generally defined in the indenture governing the Notes as consolidated earnings before interest, taxes, depreciation and amortization, adjusted for certain restructuring charges and other one-time charges and gains that will be excluded from the calculation of Adjusted EBITDA. “Fixed charges” is defined in the indenture governing the Notes as consolidated interest expense plus dividends paid on certain preferred stock. Our December 31, 2006 Adjusted EBITDA to fixed charges ratio does not permit us to incur debt under the covenant. However, pursuant to certain significant exceptions and “carve-outs” contained in the covenants in the indenture governing the Notes, we may incur certain debt and make certain restricted payments without regard to the Adjusted EBITDA to fixed charges ratio up to certain permitted amounts. We believe that these exceptions and carve-outs currently provide us with sufficient flexibility to incur additional indebtedness, if we chose to do so, in order to operate our business.
Upon a change of control, NNL is required within 30 days to make an offer to purchase the Notes then outstanding at a purchase price equal to 101% plus accrued and unpaid interest. “Change of control” is defined in the indenture governing the Notes as, among other things, the filing of a Schedule 13D or Schedule TO under the Securities Exchange Act of 1934, as amended, or the Exchange Act, by any person or group unaffiliated with Nortel disclosing that such person or group has become the beneficial owner of a majority of the voting stock of Nortel Networks Corporation or has the power to elect a majority of the members of the Board of Directors of Nortel or our ceasing to be the beneficial owner of 100% of the voting power of the common stock of NNL.

Future Uses and Sources of Liquidity
The forward-looking statements below are subject to important risks, uncertainties and assumptions, which are difficult to predict and the actual outcome may be materially different from that anticipated. See the Risk Factors section of the 2006 Annual Report. We believe the following are the key uncertainties exist regarding our liquidity:
•	We expect our ability to increase revenue and generate positive cash from operating activities to be a primary uncertainty regarding our liquidity. In prior years, our operating results have produced negative cash flow from operations due in large part to our inability to reduce operating expenses as a percentage of revenue and the continued negative impact on gross margin due to competitive pressures, product mix and other factors discussed in this report. If capital spending by our customers changes or pricing and margins change from what we currently expect, our revenues and cash flows may be materially lower and we may be required to further reduce our investments or take other measures in order to meet our cash requirements;

•	We are under continuing regulatory and criminal investigations and subject to litigation proceedings and, as a result, any fines or other penalties or judgments or settlements in connection with our pending civil litigation not encompassed by the Global Class Action Settlement, or regulatory or criminal investigations related to the restatements, could have a material adverse effect on our business, results of operations, financial condition and liquidity, other than anticipated professional fees and expenses; and

•	Our ability and willingness to access the capital markets is based on many factors including market conditions and our overall financial objectives. Currently, our ability is limited by the covenant restrictions in our indentures and by our and NNL’s credit ratings and which have, in part, contributed to our increased interest and borrowing costs. We cannot provide any assurance that our net cash requirements will be as we currently expect, that we will be able to refinance any maturing debt as it comes due or that financings will be available to us on acceptable terms, or at all.
Future Uses of Liquidity
Our cash requirements for the 12 months commencing January 1, 2007, are primarily expected to consist of funding for operations, including our investments in R&D, and the following items:
•	costs related to our regulatory and other legal proceedings, including $575, plus accrued interest, in cash related to the Global Class Action Settlement. This payment will be made from our restricted cash and will not impact our cash and cash equivalents balance of $3,492 as of December 31, 2006. The cash amount bears interest at a prescribed rate, was placed in escrow on June 1, 2006 and has been classified as restricted cash and cash equivalents. As part of the Global Class Action Settlement, we agreed with our insurers to certain indemnification obligations. We believe that these indemnification obligations are unlikely to materially increase our total cash payment obligations under the Global Class Action Settlement;

•	cash contributions for pension, post retirement and post employment funding of approximately $440;

•	capital expenditures of approximately $300;

•	costs related to workforce reductions and real estate actions in connection with the 2007 Restructuring Plan of approximately $275;

•	costs related to workforce reduction and other restructuring activities for all other restructuring plans of approximately $115;

•	costs associated with the completion of the divestiture of our manufacturing operations to Flextronics and the divestiture of certain assets and liabilities related to our UMTS access business to Alcatel-Lucent of approximately $40 and $110, respectively; and

•	costs related to our finance transformation project which will include, among other things, implementing SAP to provide an integrated global financial system, of approximately $30.

Also, from time to time, we may purchase or redeem our outstanding debt securities and/or convertible notes and may enter into acquisition or joint ventures as opportunities arise.
Contractual cash obligations

	Payments Due						Total
Contractual Cash Obligations(a)	2007	2008	2009	2010	2011	Thereafter	Obligations
Long-term debt(b)	$18	$1,821	$18	$20	$1,022	$1,565	$4,464
Interest on long-term debt(c)	298	273	222	222	177	623	1,815
Operating leases(d)	123	105	90	95	84	406	903
Purchase obligations	69	12	2	—	—	—	83
Outsourcing contracts	10	10	11	—	—	—	31
Obligations under special charges	60	41	29	38	33	167	368
Pension, post-retirement and post-employment obligations(e)	440						440
Other long-term liabilities reflected on the balance sheet	10	10	9	9	10	25	73

Total contractual cash obligations	$1,028	$2,272	$381	$384	$1,326	$2,786	$8,177

(a)	Amounts represent our known, undiscounted, minimum contractual payment obligations under our long-term obligations and include amounts identified as contractual obligations in current liabilities of the accompanying audited consolidated financial statements as of December 31, 2006.

(b)	Includes principal payments due on long-term debt and $310 of capital lease obligations. For additional information, see note 11, “Long-term debt, credit and support facilities”, to the accompanying audited consolidated financial statements.

(c)	Amounts represent interest obligations on our long-term debt excluding capital leases as at December 31, 2006. As described in note 12, “Financial instruments and hedging activities”, to the accompanying audited consolidated financial statements, we have entered into certain interest rate swap contracts which swap fixed rate payments for floating rate payments. For the purposes of estimating our future payment obligations with regards to floating rate payments, we have used the floating rate in effect as at December 31, 2006.

(d)	For additional information, see note 14, “Commitments”, to the accompanying audited consolidated financial statements.

(e)	Represents our estimate of our 2007 pension, post-retirement and post-employment obligations only. We will continue to have funding obligations in each future period, however we are not currently able to estimate those amounts.
During 2006, we fulfilled a $232 purchase commitment which existed at December 31, 2005. On February 14, 2006, NNI entered into the 2006 Credit Facility which was drawn down in full to repay at maturity the outstanding $1,275 aggregate principal amount of NNL’s 6.125% Notes on February 15, 2006. On July 5, 2006, NNL completed the Notes offering and repaid the 2006 Credit Facility.
Purchase obligations
Purchase obligation amounts in the above table represent the minimum obligation under our supply arrangements related to products and/or services entered into in the normal course of our business. Where the arrangement specifies quantity, pricing and timing information, we have included that arrangement in the amounts presented above. In certain cases, these arrangements define an end date of the contract, but do not specify timing of payments between December 31, 2006 and the end date of the agreement. In those cases, we have estimated the timing of the payments based on forecasted usage rates.
As part of our agreement with Flextronics regarding the divestiture of substantially all of our remaining manufacturing operations, Flextronics has the ability in certain cases to exercise rights to sell back to us certain inventory and equipment after the expiration of a specified period (of up to fifteen months) following the respective closing date of each facility transfer. We do not expect such rights to be exercised with respect to any material amount of inventory and/or equipment.

Outsourcing contracts
Outsourcing contract amounts in the table above represent our minimum contractual obligation for services provided to us for a portion of our information services function. The amount payable under our outsourcing contracts is variable to the extent that our hardware volumes and workforce fluctuates from the baseline levels contained in the contracts and our contractual obligation could increase above such baseline amount. If our hardware volumes or workforce were to fall below the baseline levels in the contracts, we would be required to make the minimum payments included above.
Obligations under special charges
Obligations under special charges in the above table reflect undiscounted amounts related to contract settlement and lease costs and are expected to be substantially drawn down by the end of 2024. Balance sheet provisions of $43 for workforce reduction costs, included in restructuring in current liabilities in the accompanying audited consolidated financial statements, have not been reflected in the contractual cash obligations table above.
Pension and post-retirement obligations
During 2006, we made cash contributions to our defined benefit pension plans of $354 and to our post-retirement benefit plans of $37. In 2007, we expect to make cash contributions of approximately $365 to our defined benefit pension plans and approximately $36 to our post-retirement benefit plans.
Other long-term liabilities reflected on the balance sheet
Other long-term liabilities reflected on the balance sheet relate to asset retirement obligations and deferred compensation accruals. Payment information related to our asset retirement obligations has been presented based on the termination date after the first renewal period of the associated lease contracts. Payment information related to our deferred compensation accruals has been presented based on the anticipated retirement dates of the employees participating in the programs.
Future Sources of Liquidity
In recent years, our operating results have not produced significant cash flow from operations due in large part to our inability to reduce operating expenses as a percentage of revenue and the continued negative impact on gross margin due to competitive pressures, product mix and other factors discussed above under “Results of Operations — Continuing Operations”. In addition, we have made significant cash payments related to our restructuring programs and pension plans. Our ability to generate sustainable cash from operations will depend on our ability to generate profitable revenue streams, reduce our operating expenses and continue to improve our working capital management.
As of December 31, 2006, our primary source of liquidity was cash. We believe our cash will be sufficient to fund the changes to our business model in accordance with our strategic plan (see “Executive Overview — Our Business and Strategy”), fund our investments and meet our customer commitments for at least the 12 month period commencing January 1, 2007, including the cash expenditures outlined under “Future Uses of Liquidity” above.
Available support facility
On February 14, 2003, NNL entered into the EDC Support Facility. As of December 31, 2006, the facility provided for up to $750 in support including:
•	$300 of committed revolving support for performance bonds or similar instruments with individual amounts of up to $10, of which $140 was outstanding; and

•	$450 of uncommitted support for performance bonds or similar instruments and/or receivables sales and/or securitizations, of which $26 was outstanding.

The EDC Support Facility does not materially restrict NNL’s ability to sell any of its assets (subject to certain maximum amounts) or to purchase or pre-pay any of its currently outstanding debt. The EDC Support Facility provides that EDC may suspend its obligation to issue NNL any additional support if events occur that would have a material adverse effect on NNL’s business, financial position or results of operation. In addition, the EDC Support Facility can be suspended or terminated if NNL’s senior long-term debt rating by Moody’s Investors Service, or Moody’s, has been downgraded to less than B3 or if its debt rating by Standard & Poor’s, or S&P, has been downgraded to less than B-.
EDC has also agreed to provide future support under the EDC Support Facility on an unsecured basis and without the guarantees of NNL’s subsidiaries provided that should NNL or its subsidiaries incur liens on its assets securing certain indebtedness, or should any subsidiary of NNL incur or guarantee certain indebtedness in the future above agreed thresholds of $25 in North America and $100 outside of North America, equal and ratable security and/or guarantees of NNL’s obligations under the EDC Support Facility would be required at that time.
During the first half of 2006, NNL’s obligations under the EDC Support Facility were equally and ratably secured with the 2006 Credit Facility and our 6.875% notes due September 2023 by a pledge of substantially all of our and NNL’s U.S. and Canadian personal property and the U.S. personal property of NNI. NNL’s obligations under the EDC Support Facility also were guaranteed by NNC and NNI at such time. These guarantees and security agreements were terminated on July 5, 2006 with the repayment of the 2006 Credit Facility. In connection with the $2,000 Notes offering discussed above, NNL, NNI and EDC entered into a new guarantee agreement dated July 4, 2006 by which NNI agreed to guarantee NNL’s obligations under the EDC Support Facility during such time that the $2,000 Notes are guaranteed by NNI.
Effective December 14, 2006, NNL and EDC amended and restated the EDC Support Facility to maintain the total EDC Support Facility at up to $750, including the existing $300 of committed support for performance bonds and similar instruments, with individual amounts up to $10, and to extend the maturity date of the EDC Support Facility for an additional year to December 31, 2008.
As a result of the breach of certain provisions of NNL’s EDC Support Facility related to the required restatement by NNL of certain of its prior period results, absent a waiver, EDC will have the right to refuse to issue additional support and to terminate its commitments under the Support Facility, subject to a 30 day cure period with respect to certain provisions. On March 9, 2007, NNL obtained a waiver from EDC.
Shelf registration statement and base shelf prospectus
In 2002, we and NNL filed a shelf registration statement with the SEC and a base shelf prospectus with the applicable securities regulatory authorities in Canada, to qualify the potential sale of up to $2,500 of various types of securities in the U.S. and/or Canada. The qualifying securities include common shares, preferred shares, debt securities, warrants to purchase equity or debt securities, share purchase contracts and share purchase or equity units (subject to certain approvals). As of December 31, 2006, approximately $1,700 under the shelf registration statement and base shelf prospectus had been utilized. As of June 6, 2004, the Canadian base shelf prospectus expired. As a result of the delayed filing of our 2005 Form 10-K/A, NNL’s 2005 Form 10-K and the 2006 First Quarter Reports with the SEC due to the Third Restatement, we and NNL continue to be unable to use, in its current form as a short-form shelf registration statement, the remaining approximately $800 of capacity for various types of securities under our SEC shelf registration statement. We will again become eligible for short-form shelf registration with the SEC after we have completed timely filings of our financial reports for twelve consecutive months.

Credit Ratings

	Rating on Long-Term Debt	Rating on
	Issued or Guaranteed by	Preferred Shares
	Nortel Networks	Issued by
	Limited/Nortel Networks	Nortel Networks
Rating Agency	Corporation	Limited	Last Update
Standard & Poor’s Ratings Service	B-	CCC-	June 16, 2006
Moody’s Investors Service, Inc.	B3	Caa3	September 26, 2006
On June 16, 2006, S&P revised its rating on NNL from credit watch with negative implications to stable outlook. At the same time, S&P affirmed its B- long-term credit rating and assigned its B- senior unsecured debt rating to the Notes with an outlook of stable. On September 26, 2006, Moody’s affirmed the B3 Corporate Family Rating on Nortel, B3 rating on the Notes and NNL’s stable outlook. There can be no assurance that our credit ratings will not be lowered or that these ratings agencies will not issue adverse commentaries about us or NNL, potentially resulting in higher financing costs and reduced access to capital markets or alternative financing arrangements. A reduction in our credit ratings may also affect our ability, and the cost, to securitize receivables, obtain bid, performance related and other bonds, access the EDC Support Facility and/or enter into normal course derivative or hedging transactions.
Off-Balance Sheet Arrangements
Bid, Performance Related and Other Bonds
We have entered into bid, performance related and other bonds in connection with various contracts. Bid bonds generally have a term of less than twelve months, depending on the length of the bid period for the applicable contract. Performance related and other bonds generally have a term of twelve months and are typically renewed, as required, over the term of the applicable contract. The various contracts to which these bonds apply generally have terms ranging from two to five years. Any potential payments which might become due under these bonds would be related to our non-performance under the applicable contract. Historically, we have not had to make material payments and we do not anticipate that we will be required to make material payments under these types of bonds.
The following table provides information related to these types of bonds as of:

	December 31,	December 31,
	2006	2005
Bid and performance related bonds(a)	$231	$222
Other bonds(b)	30	44

Total bid, performance related and other bonds	$261	$266

(a)	Net of restricted cash and cash equivalents amounts of $7 and $36 as of December 31, 2006 and 2005, respectively.

(b)	Net of restricted cash and cash equivalents amounts of $628 and $31 as of December 31, 2006 and 2005, respectively.
The EDC Support Facility is used to support bid and performance bonds with varying terms, including those with at least 365 day terms. Any bid or performance related bonds with terms that extend beyond December 31, 2008 are currently not eligible for the support provided by this facility. If the facility is not further extended beyond December 31, 2008, we would likely need to increase our use of cash collateral to support these obligations beginning on January 1, 2008, absent a further extension of the facility.

Application of Critical Accounting Policies and Estimates
Our accompanying audited consolidated financial statements are based on the selection and application of accounting policies generally accepted in the U.S., which require us to make significant estimates and assumptions. We believe that the following accounting policies and estimates may involve a higher degree of judgment and complexity in their application and represent our critical accounting policies and estimates: revenue recognition, provisions for doubtful accounts, provisions for inventory, provisions for product warranties, income taxes, goodwill valuation, pension and post-retirement benefits, special charges and other contingencies.
In general, any changes in estimates or assumptions relating to revenue recognition, provisions for doubtful accounts, provisions for inventory and other contingencies (excluding legal contingencies) are directly reflected in the results of our reportable operating segments. Changes in estimates or assumptions pertaining to our tax asset valuations, our pension and post-retirement benefits and our legal contingencies are generally not reflected in our reportable operating segments, but are reflected on a consolidated basis.
We have discussed the application of these critical accounting policies and estimates with the Audit Committee of our Board of Directors.
Revenue Recognition
Our material revenue streams are the result of a wide range of activities, from custom design and installation over a period of time to a single delivery of equipment to a customer. Our networking solutions also cover a broad range of technologies and are offered on a global basis. As a result, our revenue recognition policies can differ depending on the level of customization within the solution and the contractual terms with the customer. Newer technologies within one of our reporting segments may also have different revenue recognition policies, depending on, among other factors, the specific performance and acceptance criteria within the applicable contract. Therefore, management must use significant judgment in determining how to apply the current accounting standards and interpretations, not only based on the networking solution, but also within networking solutions based on reviewing the level of customization and contractual terms with the customer. As a result, our revenues may fluctuate from period to period based on the mix of solutions sold and the geographic region in which they are sold.
When a customer arrangement involves multiple deliverables where the deliverables are governed by more than one authoritative standard, we evaluate all deliverables to determine whether they represent separate units of accounting based on the following criteria:
•	whether the delivered item has value to the customer on a stand-alone basis;

•	whether there is objective and reliable evidence of the fair value of the undelivered item(s); and

•	if the contract includes a general right of return relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and is substantially in our control.
Our determination of whether deliverables within a multiple element arrangement can be treated separately for revenue recognition purposes involves significant estimates and judgment, such as whether fair value can be established on undelivered obligations and/or whether delivered elements have stand-alone value to the customer. Changes to our assessment of the accounting units in an arrangement and/or our ability to establish fair values could significantly change the timing of revenue recognition.
If objective and reliable evidence of fair value exists for all units of accounting in the contract, revenue is allocated to each unit of accounting or element based on relative fair values. In situations where there is objective and reliable evidence of fair value for all undelivered elements, but not for delivered elements, the residual method is used to allocate the contract consideration. Under the residual method, the amount of revenue allocated to delivered elements equals the total arrangement consideration less the aggregate fair value of any undelivered elements. Each unit of accounting is then accounted for under the applicable revenue recognition guidance. If sufficient evidence of fair value cannot be established for an undelivered element, revenue related to delivered elements is deferred until the earlier of when sufficient fair value is established or all remaining elements have been delivered. Once there is only one remaining element to be delivered within the unit of accounting, the deferred revenue is recognized based on the revenue recognition guidance applicable to the last delivered element. For instance, where post-contract support is the last delivered element within the unit of accounting, the deferred revenue is recognized ratably over the remaining post-contract support term once post-contract support is the only undelivered element.
Our assessment of which revenue recognition guidance is appropriate to account for a deliverable also can involve significant judgment. For instance, the determination of whether software is more than incidental to hardware can impact whether the hardware is accounted for under software revenue recognition under AICPA Statement of Position, or SOP, 97-2 “Software Revenue Recognition”, or SOP 97-2, or based on general revenue recognition guidance. This assessment could significantly impact the amount and timing of revenue recognition.
For elements related to customized network solutions and certain network build-outs, revenues are recognized under SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”, or SOP 81-1, generally using the percentage-of-completion method. In using the percentage-of-completion method, revenues are generally recorded based on a measure of the percentage of costs incurred to date on a contract relative to the estimated total expected contract costs. Profit estimates on long-term contracts are revised periodically based on changes in circumstances and any losses on contracts are recognized in the period that such losses become known. Generally, the terms of long-term contracts provide for progress billing based on completion of certain phases of work. Contract revenues recognized, based on costs incurred towards the completion of the project, that are unbilled are accumulated in the contracts in progress account included in accounts receivable — net. Billings in excess of revenues recognized to date on long-term contracts are recorded as advance billings in excess of revenues recognized to date on contracts within other accrued liabilities. Significant judgment is often required when estimating total contract costs and progress to completion on these arrangements, as well as whether a loss is expected to be incurred on the contract. Management uses historical experience, project plans and an assessment of the risks and uncertainties inherent in the arrangement to establish these estimates. Uncertainties include implementation delays or performance issues that may or may not be within our control. Changes in these estimates could result in a material impact on revenues and net earnings (loss).
Revenue for hardware that does not require significant customization, and where any software is considered incidental, is recognized under SEC Staff Accounting Bulletin 104, “Revenue Recognition”, or SAB 104. Under SAB 104, revenue is recognized provided that persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectibility is reasonably assured.
For hardware, delivery is considered to have occurred upon shipment provided that risk of loss, and title in certain jurisdictions, have been transferred to the customer. For arrangements where the criteria for revenue recognition have not been met because legal title or risk of loss on products did not transfer to the buyer until final payment had been received or where delivery had not occurred, revenue is deferred to a later period when title or risk of loss passes either on delivery or on receipt of payment from the customer. For arrangements where the customer agrees to purchase products but we retain possession until the customer requests shipment, or “bill and hold” arrangements, revenue is not recognized until delivery to the customer has occurred and all other revenue recognition criteria have been met.
Software revenue is generally recognized under SOP 97-2. For software arrangements involving multiple elements, we allocate revenue to each element based on the relative fair value of each element or the residual method, as applicable, and using vendor specific objective evidence of fair values, which is based on prices charged when the element is sold separately. Software revenue accounted for under SOP 97-2 is recognized when persuasive evidence of an arrangement exists, the software is delivered in accordance with all terms and conditions of the customer contracts, the fee is fixed or determinable and collectibility is reasonably assured. Revenue related to post-contract customer support, or PCS, including technical support and unspecified when-and-if available software upgrades, is recognized ratably over the PCS term.
Under SOP 97-2 or under Emerging Issues Task Force, or EITF, Abstract 00-21, “Revenue Arrangements with Multiple Deliverables” or EITF 00-21, if fair value does not exist for any undelivered element, revenue is not recognized until the earlier of (i) the undelivered element is delivered or (ii) fair value of the undelivered element exists, unless the undelivered element is a service, in which case revenue is recognized as the service is performed once the service is the only undelivered element.
We make certain sales through multiple distribution channels, primarily resellers and distributors. These customers are generally given certain rights of return. For products sold through these distribution channels, revenue is recognized from product sale at the time of shipment to the distribution channel when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collection is reasonably assured. Accruals for estimated sales returns and other allowances and deferrals are recorded as a reduction of revenue at the time of revenue recognition. These provisions are based on contract terms and prior claims experience and involve significant estimates. If these estimates are significantly different from actual results, our revenue could be impacted.
We provide extended payment terms on certain software contracts and may sell these receivables to third parties. The fees on these contracts are considered fixed or determinable if the contracts are similar to others for which we have a standard business practice of providing extended payment terms and have a history of successfully collecting under the original payment terms without making concessions. If fees are not considered fixed or determinable at the outset of the arrangement, revenue for delivered products is deferred until the fees become legally due and payable and therefore estimates and judgment in this area can impact the timing of revenue recognition.
The collectibility of trade and notes receivables is also critical in determining whether revenue should be recognized. As part of the revenue recognition process, we determine whether trade or notes receivables are reasonably assured of collection and whether there has been deterioration in the credit quality of our customers that could result in our inability to collect the receivables. We will defer revenue but recognize related costs if we are uncertain about whether we will be able to collect the receivable. As a result, our estimates and judgment regarding customer credit quality could significantly impact the timing and amount of revenue recognition.
We have a significant deferred revenue balance relative to our consolidated revenue. Recognition of this deferred revenue over time can have a material impact on our consolidated revenue in any period and result in significant fluctuations.
The complexities of our contractual arrangements result in the deferral of revenue for a number of reasons, the most significant of which are discussed below:
•	Complex arrangements that involve multiple deliverables such as future software deliverables, and/or post contractual support which remain undelivered generally result in the deferral of revenue because, in most cases, we have not established fair value for the undelivered elements. We estimate that these arrangements account for approximately 55% of our deferred revenue balance and will be recognized upon delivery of the final undelivered elements and over time.

•	In many instances our contractual billing arrangements do not match the timing of the recognition of revenue. Often this occurs in contracts accounted for under SOP 81-1 where we generally recognize the revenue based on a measure of the percentage of costs incurred to date relative to the estimated total expected contract costs. We estimate that approximately 20% of our deferred revenue balance relates to contractual arrangements where billing milestones preceded revenue recognition.
The following table summarizes our deferred revenue balances:

	As at December 31,		2006 vs. 2005
	2006	2005	$ Change	% Change
Deferred Revenue	$2,046	$2,356	$(310)	(13)
Advance Billings	1,352	1,229	123	10

Total Deferred Revenue	$3,398	$3,585	$(187)	(5)

Deferred revenues decreased by $187 in 2006 as a result of reductions related to the net release to revenue of approximately $125, and other adjustments of $204 (including the impact of $95 related to divestitures in 2006), partially offset by an increase due to foreign exchange of $142. The release of deferred revenue to revenue is net of the additional deferrals recorded during 2006.
Provisions for Doubtful Accounts
In establishing the appropriate provisions for trade, notes and long-term receivables due from customers, we make assumptions with respect to their future collectibility. Our assumptions are based on an individual assessment of a customer’s credit quality as well as subjective factors and trends. Generally, these individual credit assessments occur prior to the inception of the credit exposure and at regular reviews during the life of the exposure and consider:
•	age of the receivables;

•	customer’s ability to meet and sustain its financial commitments;

•	customer’s current and projected financial condition;

•	collection experience with the customer;

•	historical bad debt experience with the customer;

•	the positive or negative effects of the current and projected industry outlook; and

•	the economy in general.
Once we consider all of these individual factors, an appropriate provision is then made, which takes into consideration the likelihood of loss and our ability to establish a reasonable estimate.
In addition to these individual assessments, a regional (except Asia, excluding LG-Nortel) accounts past due provision is established for outstanding trade accounts receivable amounts based on a review of balances greater than six months past due. A regional trend analysis, based on past and expected write-off activity, is performed on a regular basis to determine the likelihood of loss and establish a reasonable estimate.
The following table summarizes our accounts receivable and long-term receivable balances and related reserves of our continuing operations as of:

	December 31,	December 31,
	2006	2005
Gross accounts receivable	$2,873	$2,966
Provision for doubtful accounts	(88)	(140)

Accounts receivable — net	$2,785	$2,826

Accounts receivable provision as a percentage of gross accounts receivables	3%	5%
Gross long-term receivables	$39	$57
Provision for doubtful accounts	(34)	(33)

Net long-term receivables	$5	$24

Long-term receivable provision as a percentage of gross long-term receivables	87%	58%
Provisions for Inventory
Management must make estimates about the future customer demand for our products when establishing the appropriate provisions for inventory.
When making these estimates, we consider general economic conditions and growth prospects within our customers’ ultimate marketplace, and the market acceptance of our current and pending products. These judgments must be made in the context of our customers’ shifting technology needs and changes in the geographic mix of our customers. With respect to our provisioning policy, in general, we fully reserve for surplus inventory in excess of our 365 day demand forecast or that we deem to be obsolete. Generally, our inventory provisions have an inverse relationship with the projected demand for our products. For example, our provisions usually increase as projected demand decreases due to adverse changes in the conditions mentioned above. We have experienced significant changes in required provisions in recent periods due to changes in strategic direction, such as discontinuances of product lines, as well as declining market conditions. A misinterpretation or misunderstanding of any of these conditions could result in inventory losses in excess of the provisions determined to be appropriate as of the balance sheet date.
Our inventory includes certain direct and incremental deferred costs associated with arrangements where title and risk of loss was transferred to customers but revenue was deferred due to other revenue recognition criteria not being met. We have not recorded provisions against this type of inventory.

The following table summarizes our inventory balances and other related reserves of our continuing operations as of:

	December 31,	December 31,
	2006	2005
Gross inventory	$3,415	$3,696
Inventory provisions	(1,007)	(1,043)

Inventories — net(a)	$2,408	$2,653

Inventory provisions as a percentage of gross inventory	29%	28%
Inventory provisions as a percentage of gross inventory excluding deferred costs(b)	69%	63%

(a)	Includes the long-term portion of inventory related to deferred costs, which is included in other assets.

(b)	Calculated excluding deferred costs of $1,952 and $2,048 in 2006 and 2005, respectively.
Inventory provisions decreased by $36 as a result of $122 of additional inventory provisions and $53 of reclassifications and other adjustments, partially offset by $149 of scrapped inventory and $62 of reductions due to sale of inventory. In the future, we may be required to make significant adjustments to these provisions for the sale and/or disposition of inventory that was provided for in prior periods.
Provisions for Product Warranties
Provisions are recorded for estimated costs related to warranties given to customers on our products to cover defects. These provisions are calculated based on historical return rates as well as on estimates, which take into consideration the historical material replacement costs and the associated labor costs to correct the product defect. Known product defects are specifically provided for as we become aware of such defects. Revisions are made when actual experience differs materially from historical experience. These provisions for product warranties are part of the cost of revenues and are accrued when the product is delivered. They represent the best possible estimate, at the time the sale is made, of the expenses to be incurred under the warranty granted. Warranty terms generally range from one to six years from the date of sale depending upon the product. Warranty related costs incurred prior to revenue being recognized are capitalized and recognized as an expense when the related revenue is recognized.
We accrue for warranty costs as part of our cost of revenues based on associated material costs and technical support labor costs. Material cost is estimated based primarily upon historical trends in the volume of product returns within the warranty period and the cost to repair or replace the product. Technical support labor cost is estimated based primarily upon historical trends in the rate of customer warranty claims and projected claims within the warranty period.
The following table summarizes the accrual for product warranties that was recorded as part of other accrued liabilities in the consolidated balance sheets as of:

	2006	2005
Balance at the beginning of the year	$206	$271
Payments	(267)	(179)
Warranties issued	281	190
Revisions	(3)	(76)

Balance at the end of the year	$217	$206

We engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers. Our estimated warranty obligation is based upon warranty terms, ongoing product failure rates, historical material replacement costs and the associated labor to correct the product defect. If actual product failure rates, material replacement costs, service or labor costs differ from our estimates, revisions to the estimated warranty provision would be required. If we experience an increase in warranty claims compared with our historical experience, or if the cost of servicing warranty claims is greater than the expectations on which the accrual is based, our gross margin could be negatively affected.

Income Taxes
Tax Asset Valuation
As of December 31, 2006, our deferred tax asset balance, excluding discontinued operations, was $8,473 against which we have recorded a valuation allowance of $4,431 resulting in a net deferred tax asset of $4,042. As of December 31, 2005, our net deferred tax asset was $3,937. The $105 increase in 2006 was primarily due to the effects of foreign exchange translation, partially offset by a reduction of deferred tax assets and valuation allowance in profitable jurisdictions. We currently have deferred tax assets resulting from net operating loss carryforwards, tax credit carryforwards and deductible temporary differences, which are available to reduce future income taxes payable in our significant tax jurisdictions (namely Canada, the U.S., the U.K., and France).
During the second quarter of 2006, the Canadian government enacted a reduction in the federal tax rate. The overall rate reduction of approximately 3% will be phased in through 2010, at which time the federal rate will be 19%. As a result of this change in rates, our gross deferred tax asset was reduced with a corresponding decrease in the amount of valuation allowance established against the gross deferred tax asset.
We assess the realization of these deferred tax assets quarterly to determine whether an income tax valuation allowance is required. Based on available evidence, both positive and negative, we determine whether it is more likely than not that all or a portion of the deferred tax assets will be realized. The main factors that we believe provide evidence about the realizability of our net deferred tax asset are discussed in further detail below and include the following:
•	the amount of, and trends related to, cumulative earnings or losses realized over the most recent 12 quarters;

•	our current period net earnings (loss) and its impact on our strong history of earnings prior to 2001;

•	future earnings projections as determined through the use of internal forecasts, including the impact of sales backlog and existing contracts;

•	our ability to carry forward our tax losses and investment tax credits, including tax planning strategies to accelerate utilization of such assets;

•	industry, business, or other circumstances that may adversely affect future operations; and

•	the nature of the future income required to realize our deferred tax assets.
In evaluating the positive and negative evidence, the weight we assign each type of evidence is proportionate to the extent to which it can be objectively verified.
In the third quarter of 2002, primarily as a result of significant operating losses incurred in 2001 and 2002 and the impact of those losses on our measure of cumulative losses over the 12 preceding quarters, we recorded a valuation allowance against a portion of the deferred tax assets in certain of our significant jurisdictions (namely Canada, the U.S., and France). Management has concluded that the appropriate length of time for measuring cumulative losses is the most recent three years results, inclusive of the current year.
The establishment of our valuation allowance in the third quarter of 2002 coincided with an overall economic shift and significant downturn in the telecommunications industry. The establishment of a valuation allowance against only a portion of our deferred tax assets in certain of our significant jurisdictions was indicative of our expectation that the telecommunications industry and our results would improve in the near future. Our expectations of improvement were met in 2003, as we returned to profitability during that year.
In the third quarter of 2002, we placed significant weight on the negative evidence related to our cumulative losses. However, we also placed significant weight on the positive evidence of our strong earnings history, as we had operated at a consistent, cumulative profit prior to 2001.
Since the third quarter of 2002, we have not significantly adjusted the level of our net deferred tax assets in Canada, the U.S., or France other than to present the changes in our deferred tax assets related to other comprehensive income items, foreign currency translation, and the additions of certain refundable tax credits in France. Thus, we have provided valuation allowances against the deferred tax assets related to our losses in these jurisdictions for the applicable periods since establishing the valuation allowance.
At each reporting period since 2002, we have considered the factors listed above to determine if any further adjustments should be made to the net deferred tax asset on a jurisdictional basis. Relative to 2002, the factors we consider have generally trended favorably year over year as our jurisdictional cumulative losses have decreased substantially since 2002. As discussed below, we evaluate cumulative earnings (loss) within each jurisdiction and at NNL. NNL has operated at near break-even since 2002, and the results in Canada and the U.S. have improved substantially over the same period relative to 2001 and 2002. As a result, we have concluded that there have not been sufficient changes to our profitability to warrant additional significant changes to our net deferred tax asset.
We view the 2001 and 2002 results as anomalies and believe a strong history of earnings prior to 2001 in most of our significant jurisdictions (namely Canada, the U.S., and the U.K.), in combination with recent trends in and current projections of future profitability provide sufficient positive evidence to overcome the primary piece of negative evidence, cumulative losses over the most recent 12 quarters in certain significant jurisdictions (namely Canada and the U.S.).
In the 10 years prior to 2001, our taxable earnings in the significant jurisdictions of Canada, the U.S. and the U.K. were in excess of $9,000 ($5,100 in U.S., $3,600 in Canada, and $300 in the U.K.). We discuss the earnings history, recent trends in profitability and the cumulative earnings/(loss) position of each jurisdiction in more detail below. Because we believe that the future profitability of our significant jurisdictions will closely track our global trend over time our forecast and future projections of profitability are discussed below rather than in each of the jurisdictional analyses provided later. See the Risk Factors section of the 2006 Annual Report for certain risks that could affect the realizability of our deferred tax assets.
Future Projections of Profitability
The ultimate realization of our net deferred tax asset is dependent on the generation of future pre-tax income sufficient to realize the underlying tax deductions and credits. We currently have a significant sales backlog exceeding $5,000 for which revenue and margin will be recognized in the future (including deferred revenue and advance billings). We expect the associated margins of this sales backlog to be consistent with our recent historical margins.
In addition to the amounts attributable to the recognition of our deferred revenue and sales backlog, we expect future pre-tax income will be realized through increasing revenues and reductions to our existing cost structure. Our expectations about future pre-tax income are based on a detailed forecast for 2007 including assumptions about market growth rates, segment analysis and cost reduction initiatives. Revenue growth rates inherent in that forecast are based on input from internal and external market intelligence research sources that compare factors such as growth in global economies, regional trends in the telecommunications industry and product evolutions from a technological segment basis. Macro economic factors such as changes in economies, product evolutions, industry consolidation and other changes beyond our control could have a positive or negative impact on achieving our targets. We are taking actions through our Business Transformation initiatives, such as exiting products where we cannot achieve market share as well as adjusting our cost base in order to achieve our objective of becoming profitable in the future.
Using the detailed forecast as the base, we project our range of future profitability and ability to realize our deferred tax assets assuming both improving revenues based on market growth analysis and no change in revenues and by making certain assumptions about the cost savings we expect to achieve. The cost savings assumptions are based on management’s overall plan to improve profitability including the Business Transformation initiative designed to improve operating margins by $1,500 by the end of 2008. Recent Business Transformation initiatives include: i) the divestiture of the loss-making assets and liabilities of our UMTS access business in the fourth quarter of 2006, ii) the 2006 Restructuring Plan and changes to reduce our North American employee benefit plans, and iii) the recently announced 2007 and 2008 planned workforce reductions and the shift of a portion of our employee base to lower cost locations. These initiatives are discussed in more detail throughout this report.
Though we believe our assumptions about future revenues are conservative, our projections assume that revenue will not decrease below 2007 forecasted levels. Similarly, we expect to achieve the cost savings reflected in the projection. However, if our revenue were to decline by greater than 10% of our 2007 forecast, and such decline in revenue is not offset by additional cost reductions, or if we are not able to achieve 80% of our projected cost reductions by the end of 2008, the weight we ascribe to our strong earnings history and our ability to achieve forecasted results will decrease and an increase to the valuation allowance will likely be necessary in Canada, particularly with respect to short-lived investment tax credits, and possibly the U.S. We do not expect an increase or decrease to our valuation allowance in 2007 if we are able to meet our 2007 forecast. If we significantly exceed our 2007 forecast, we may no longer have 12 quarters of cumulative losses in the U.S., and perhaps Canada, requiring an assessment of whether a portion of the valuation allowance should be released.
In recent years, we have restated earnings multiple times, had significant turnover of senior management, and initiated a complete overhaul of our financial systems and processes. In the process of restating our financial statements, we have implemented a more appropriate and rigorous revenue recognition process which has required an extensive learning process for financial, legal and operating personnel. Primarily as a result of these events, we have performed at a level less than our previous forecasts and projections. Looking ahead in 2007, we have stabilized a number of these factors and assembled a rigorous forecast based on a thorough understanding of the revenue recognition models with which the Company now operates.
The significant majority of our net deferred tax asset is recorded in the U.S. and Canada. As noted above, we are currently in a cumulative loss position in both the U.S. and Canada and, as a result, we consider the potential impairment of our net deferred tax assets in these jurisdictions to be subject to significant judgment, and changes in certain assumptions regarding the realization of the deferred tax assets could have a material effect on our operating performance and financial condition.
The following table provides the breakdown of our net deferred tax asset, by significant jurisdiction as of December 31, 2006:

		Net	Other	Gross
	Tax Benefit	Investment	Temporary	Deferred Tax	Valuation	Net Deferred
	of Losses	Tax Credits	Differences	Asset	Allowance	Tax Asset
Canada(a)	$1,062	$936	$1,288	$3,286	$(1,373)	$1,913
United States(a)	1,196	381	767	2,344	(782)	1,562
United Kingdom	1,595	—	361	1,956	(1,494)	462
France	500	41	14	555	(483)	72
Other	256	—	76	332	(299)	33

Total	$4,609	$1,358	$2,506	$8,473	$(4,431)	$4,042

(a)	Includes $867 of gross deferred tax asset and corresponding valuation allowance in Canada at NNC primarily related to a shareholder litigation settlement, and $151 of gross deferred tax asset and corresponding valuation allowance in the U.S. relative to wholly-owned U.S. subsidiaries of NNC primarily related to operating losses.
The jurisdictional analysis below provides further information about the positive and negative evidence we believe is most relevant to each significant jurisdiction, including a discussion of the significant assumptions related to our quarterly assessment and a discussion of the types and magnitude of changes in the factors that might indicate a further adjustment of the net deferred tax asset balance is required.
Canada
Our net deferred tax assets in Canada are recorded at NNL, the principal operating subsidiary of NNC. We have concluded that because NNC does not have any substantive revenue generating activity, a full valuation allowance against the deferred tax assets is appropriate at NNC. Our analysis of cumulative profits in Canada is focused specifically on NNL.
As of December 31, 2006, we have operated at a cumulative loss of $309 over the most recent 12 quarters. Prior to the incurrence of significant losses incurred in 2001 and 2002, which led to the establishment of the valuation allowance against a portion of the deferred tax assets in Canada, we had a strong history of earnings. While our earnings since 2002 have been mixed including several periods of earnings and several periods with losses, the trend relative to 2001 and 2002 is clearly positive, which is reflected in the substantial decrease in our cumulative losses since 2002. Additionally, our cumulative loss has decreased quarter over quarter in six of the last eight quarters.
The significant majority of our $1,913 net deferred tax asset at NNL relates to loss and investment tax credit carryforwards which have 10 year carryforward periods. Approximately 72% of our loss carryforwards are set to expire by the end of 2011, and 68% of our investment tax credits will expire by the end of 2011. However, there are tax-planning strategies that permit the conversion of these loss and investment tax credit carryforwards into discretionary deductible expenses with an unlimited carryforward period. As a result, we do not expect that a significant portion of our carryforwards will expire in the near future. Tax credit carryforward amounts of approximately $300 with respect to the years from 1994 to 1996 have expired and are not included in the balance of gross deferred tax assets. Nortel can restore a significant amount of the deferred tax asset by executing a certain tax planning strategy that involves filing amended tax returns. We have plans to implement these tax planning strategies in an effort to accelerate the utilization of our investment tax credits and loss carryforwards in Canada. Currently these planning strategies can be implemented at minimal risk and cost. These tax planning strategies are permissible based on existing Canadian tax law. We place significant weight on our ability to execute these planning strategies.
There is proposed legislation in Canada which may significantly increase the cost of implementing our planning strategies, and may result in a significant amount of our investment tax credits expiring unused. However, we have reviewed the proposed legislation and we believe we have provided adequate valuation allowance for the potential negative impact of the proposed legislation.
U.S.
As of December 31, 2006, we have operated at a $217 cumulative loss in the U.S. over the most recent 12 quarters. Prior to the incurrence of significant losses in 2001 and 2002, which led to the establishment of the valuation allowance against a portion of the deferred tax assets in the U.S., we had a strong history of earnings. The U.S. was near break-even for the most recent 12 quarters as of December 31, 2005; however, the restatement of earnings completed in April 2006 deferred a significant amount of the earnings from 2005 and prior years into 2006 and beyond. As a result, the U.S. remained in a cumulative loss position for the year ended December 31, 2005. However, the U.S. operations had earnings of $67 during 2006.
The significant majority of our $1,562 net deferred tax assets in the U.S. relates to loss and credit carryforwards which have a 20 year carryforward period. Over 80% of our research tax credits and over 98% of our operating loss carryforwards do not begin to expire until 2019. As a result, we do not expect that a significant portion of our carryforwards will expire in the near future given our projections of future earnings. Unlike our carryforwards in Canada, we do not rely upon any planning strategies to support the realization of the U.S. losses and credits within the carryforward period, as we believe we will have sufficient earnings without the use of any planning strategies.
U.K.
Like Canada and the U.S., our U.K. operations have a strong history of earnings exclusive of the losses from 2001 and 2002 which created the current carryforwards in the U.K. However, unlike operations in those jurisdictions, the U.K. has exhibited strong earnings since 2002 and has cumulative profits over the most recent 12 quarters. We have provided a valuation allowance against a capital loss in the U.K. as such loss may only offset future capital gains, and we have provided a valuation allowance against certain losses from a now dormant entity. Otherwise, we have determined the remaining deferred tax assets in the U.K. will more likely than not be realized in future years.
France
Our France operations have operated at a cumulative loss in recent years and over the most recent 12 quarters. In addition, unlike our other significant jurisdictions, France does not have a strong history of earnings exclusive of the losses which created the current carryforwards. As there is currently insufficient positive evidence to support deferred tax asset realization, we have provided a valuation allowance against all of the deferred tax assets in France, with the exception of certain credits and losses that may be redeemed in cash in future years.
Transfer Pricing
We have considered the potential impact on our deferred tax assets that may result from settling our existing application for an Advance Pricing Arrangement, or APA. We have requested the APA apply to the 2001 through 2005 taxation years and we are in discussions with the taxing authorities about including the 2006 taxation year. The APA is currently being negotiated by the pertinent taxing authorities (U.S., Canada, and U.K.).
We are not a party to the APA negotiations, but we do not believe the result of the negotiations will have an adverse impact on us or our deferred tax assets. However, it is possible that the result of the APA negotiations could cause a material shift in historical earnings between various Nortel entities. Such a shift in historical earnings could materially adjust the cumulative earnings (loss) calculation used as part of the analysis of positive/negative evidence associated with the valuation allowance. The years included in the APA negotiations are primarily tax loss years. As such, the APA settlement could result in a reallocation of losses from one jurisdiction to another jurisdiction (with Canada and the U.S. being the two primary jurisdictions for such reallocation).
The impact of the APA negotiations and ultimate settlement cannot be quantified by us at this time due to the uncertainties inherent in the negotiations between the tax authorities. As such, this ultimate settlement position could have a substantial impact on our transfer pricing methodology for future years. We continue to monitor the progress of the APA negotiations and will analyze the existence of new evidence (when available) as it relates to the APA. We may make adjustments to the valuation allowance assessments, as appropriate, as additional evidence becomes available in future quarters.
During the year ended December 31, 2006, our gross income tax valuation allowance increased to $4,431 compared to $3,429 as of December 31, 2005. Of the $1,002 increase, $749 was primarily due to a valuation allowance being established relative to the realizability of the deferred tax asset established at NNC associated with future deduction of the shareholder settlement. The remaining increase to the valuation allowance relates to the impacts of foreign exchange rates and other adjustments offset by additional valuation allowances recorded against the tax benefit of current period losses in certain jurisdictions. We assessed positive evidence including forecasts of future taxable income to support realization of the net deferred tax assets, and negative evidence including our cumulative loss position, and concluded that the valuation allowances as of December 31, 2006 were appropriate.
We continue to review all available positive and negative evidence in each jurisdiction and our valuation allowance may need to be adjusted in the future as a result of this ongoing review. Given the magnitude of our valuation allowance, future adjustments to this allowance based on actual results could result in a significant adjustment to our net earnings (loss).
Tax Contingencies
We are subject to ongoing examinations by certain taxation authorities of the jurisdictions in which we operate. We regularly assess the status of these examinations and the potential for adverse outcomes to determine the adequacy of the provision for income and other taxes. We believe that we have adequately provided for tax adjustments that we believe are probable as a result of any ongoing or future examination.
Specifically, the tax authorities in Brazil have completed an examination of a prior taxation years and have issued assessments in the amount of $71. We are currently in the process of appealing these assessments and believe that we have adequately provided for tax adjustments that are probable as a result of the outcome of the ongoing appeals process.
In addition, tax authorities in France have issued three preliminary notices of proposed assessment in respect of the 2001, 2002 and 2003 taxation years. These assessments collectively propose adjustments to taxable income of approximately $1,099, additional income tax liabilities of $43 inclusive of interest, as well as certain adjustments to withholding and other taxes of approximately $72 plus applicable interest and penalties. Other than the withholding and other taxes, we have sufficient loss carry-forwards to offset the majority of the proposed assessment. However, no amount has been provided for these assessments since we believe that the proposed assessments are without merit and any potential tax adjustments that could result from these ongoing examinations cannot be quantified at this time. We made an offer of settlement to the French tax authorities, which was significantly less than the assessed amount, for the purpose of accelerating the settlement process to either the courts or competent authority proceedings under the Canada-France tax treaty. We believe we have adequately provided for tax adjustments that are probable as a result of any ongoing or future examinations.
We had previously entered into APAs with the taxation authorities of the U.S. and Canada in connection with our intercompany transfer pricing and cost sharing arrangements between Canada and the U.S. These arrangements expired in 1999 and 2000. In 2002, we filed APA requests with the taxation authorities of the U.S., Canada and the U.K. that applied to the taxation years beginning in 2001. The APA requests are currently under consideration and we are in the process of negotiating the terms of the arrangement with the tax authorities. We continue to monitor the progress of these negotiations; however we are not a party to them. We have applied the transfer pricing methodology proposed in the APA requests in preparing our tax returns and accounts beginning in 2001.
We had previously concluded that it was probable that the retroactive application of the proposed methodology to year 2000 would be accepted by the tax authorities and prepared our income tax estimates (both current and deferred taxes) on the basis that the 2000 taxation year would be governed by the APA submission. As a result, we had previously provided approximately $140 for taxes and interest in various tax jurisdictions that would be due as a result of retroactive application of the APA. In the fourth quarter of 2005, we obtained new information and as a result can no longer conclude that it is probable that the APA will be retroactively applied. We have recalculated our current and deferred tax balances assuming the 2000 tax year would not be subject to the retroactive application of the APA. As a result, the gross deferred income tax balances in our significant jurisdictions were recalculated on an as filed basis, and the liability of $140 for taxes and interest that was previously accrued was released in the fourth quarter of 2005.
The outcome of the APA applications is uncertain and possible additional losses as they relate to the APA negotiations cannot be determined at this time. However, we do not believe it is probable that the ultimate resolution of these negotiations will have a material adverse effect on our consolidated financial position, results of operations or cash flows. Despite our current belief, if this matter is resolved unfavorably, it could have a material adverse effect on our consolidated financial position, results of operations or cash flows.
Goodwill Valuation
We test goodwill for possible impairment on an annual basis as of October 1 of each year and at any other time if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Circumstances that could trigger an impairment test between annual tests include, but are not limited to:
•	a significant adverse change in the business climate or legal factors;

•	an adverse action or assessment by a regulator;

•	unanticipated competition;

•	loss of key personnel;

•	the likelihood that a reporting unit or a significant portion of a reporting unit will be sold or disposed of;

•	a change in reportable segments;

•	results of testing for recoverability of a significant asset group within a reporting unit; and/or

•	recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.
The impairment test for goodwill is a two-step process. Step one consists of a comparison of the fair value of a reporting unit with its carrying amount, including the goodwill allocated to the reporting unit. Measurement of the fair value of a reporting unit is based on one or more fair value measures. These measures involve significant management judgment and as a result are subject to change.
If the carrying amount of the reporting unit exceeds the fair value, step two requires the fair value of the reporting unit to be allocated to the underlying assets and liabilities of that reporting unit, resulting in an implied fair value of goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss equal to the excess is recorded in net earnings (loss).
The fair value of each reporting unit is determined by allocating our total fair value among our reporting units using an average of three valuation models; a discounted cash flow, or DCF, model which is based on estimated 2007 revenue multiples, or the Revenue Multiple model, and a model based on a multiple of estimated 2007 earnings before interest, taxes, depreciation and amortization, or the EBITDA Multiple model. All of these valuation models involve significant assumptions regarding our future operating performance. The following are the significant assumptions involved in each model:
•	DCF model: assumptions regarding revenue growth rates, gross margin percentages, discount rates and terminal growth rates;

•	Revenue Multiple model: estimates of 2007 revenue growth and the selection of comparable companies to determine an appropriate multiple; and

•	EBITDA Multiple model: 2007 projected EBITDA and the selection of comparable companies to determine an appropriate multiple.
The carrying value of goodwill was $2,529 of December 31, 2006 and $2,586 as of December 31, 2005. The decrease of $57 was primarily driven by (i) an adjustment of $56 related to the reduction of goodwill originally recorded as part of our investment in LG-Nortel and (ii) disposals of $42 related to the transfer of our Calgary manufacturing operations to Flextronics and $8 related to the sale of certain net assets related to our UMTS access business. These decreases were partially offset by an addition of $43 related to the goodwill acquired as a result of our acquisition of Tasman Networks and other adjustments of $6, which included an increase of $15 resulting from the impact of foreign exchange fluctuations on our goodwill balances denominated in currencies other than U.S. dollars.
Due to the change in our operating segments and reporting units as described in “Business Overview — Our Segments”, a triggering event occurred requiring a goodwill impairment test in the first and third quarters of 2006 in accordance with SFAS No. 142, “Goodwill and other Intangible Assets”, or SFAS 142. We performed this test and concluded that there was no impairment.
Our four reportable segments and NGS comprise our reporting units. As of our annual measurement date, the excess of fair value over the carrying value for each of our reporting units ranged from 5% for NGS to in excess of 400% for CN. In order to evaluate the sensitivity of the fair value calculations on the goodwill impairment test for NGS, we determined that a hypothetical 7% reduction in the forecasted revenues for 2007 would result in a reduction in the excess of the fair value over the carrying value from 5% to nil and if the reduction of forecasted revenues is greater, a partial impairment charge may be required.
The excess of fair value over the carrying value of our four reportable segments (which accounts for 93% of our consolidated goodwill), is in excess of $11,500. As such, a significant decrease in the fair value of these reporting units would be required to trigger goodwill impairment.
Pension and Post-retirement Benefits
We maintain various pension and post-retirement benefit plans for our employees globally. These plans include significant pension and post-retirement benefit obligations which are calculated based on actuarial valuations. Key assumptions are made in determining these obligations and related expenses, including expected rates of return on plan assets and discount rates.
For 2006, the expected long-term rate of return on plan assets used to estimate pension expenses was 7.2% on a weighted average basis, which was the rate determined at September 30, 2005. This rate is down slightly from the rate of 7.4% used in 2005. The discount rates used to estimate the net pension obligations and expenses for 2006 were 5.1% and 5.1%, respectively, on a weighted average basis, compared to 5.1% and 5.7%, respectively, in 2005.
The key assumption used to estimate the post-retirement benefit costs for 2006 was an expected discount rate of 5.4% and 5.4% for the obligations and costs, respectively, both on a weighted average basis. The weighted average discount rate for the obligations remained the same as in 2005 and for the costs was down slightly from a 2005 rate of 5.9%.
The difference between the discount rate reported for the net pension obligations and expenses and discount rate reported for the net post-retirement benefit obligations and costs is due to the weighted-average calculation as a result of the number of countries in which we offer either pension or pension and post-retirement benefits. In developing these assumptions, we evaluated, among other things, input from our actuaries, duration of the liabilities, and current high-quality bond rates.

Changes in net periodic pension and post-retirement benefit expense may occur in the future due to changes in our expected rate of return on plan assets and discount rate resulting from economic events. The following table highlights the sensitivity of our pension and post-retirement benefit expense to changes in these assumptions, assuming all other assumptions remain constant:

		Effect on 2006 Pre-Tax
	Effect on 2006 Pre-Tax	Post-Retirement
Change in Assumption	Pension Expense	Benefit Expense
	Increase/(decrease)	Increase/(decrease)
1 percentage point increase in the expected return on assets	$(63)	N/A
1 percentage point decrease in the expected return on assets	63	N/A
1 percentage point increase in the discount rate	(109)	(1)
1 percentage point decrease in the discount rate	91	3
Plan assets were primarily comprised of debt and equity securities. Included in the equity securities of the defined benefit plan were common shares of Nortel Networks Corporation, held directly or through pooled funds, with an aggregate market value of $4 (0.1% of total plan assets) as of December 31, 2006 and $5 (0.1% of total plan assets) as of December 31, 2005.
Actuarial gains and losses included in accumulated other comprehensive loss are being recognized over approximately an 11 year period, which represents the weighted-average expected remaining service life of the employee group. Actuarial gains and losses arise from several factors including experience and assumption changes in the obligations and from the difference between expected returns and actual returns on assets. At the end of 2006, we had net actuarial losses included in Accumulated Other Comprehensive Income/Loss related to the defined benefit plans of $1,475, which could result in an increase to pension expenses in future years depending on several factors, including whether such losses exceed the corridor in accordance with SFAS No. 87, “Employers’ Accounting for Pensions”. The post-retirement benefit plans had an actuarial gain of $2 included in accumulated other comprehensive loss at the end of 2006.
In the second quarter of 2006, we announced changes to our North American pension and post-retirement plans effective January 1, 2008. We will move employees currently enrolled in our defined benefit pension plans to defined contribution plans. In addition, we will eliminate post-retirement healthcare benefits for employees who are not age 50 with five years of service as of July 1, 2006. As a result of these changes we re-measured our pension and post-retirement benefit obligations related to our North American plans as of the date our Board of Directors approved these changes and recorded the impacts of this re-measurement in the third quarter of 2006 in accordance with SFAS 88 and SFAS 106. Plan changes approved by our Board of Directors and changes to key assumptions as a result of the re-measurement resulted in a curtailment gain of approximately $34 for both the pension and post-retirement benefit plans. In addition, we were required to adjust the minimum pension liability for certain plans, representing the amount by which the accumulated benefit obligation less the fair value of the plan assets was greater than the recorded liability. The effect of this adjustment and the related foreign currency translation adjustment was to decrease accumulated other comprehensive loss (before tax) by $198, decrease intangible assets by $14, and decrease pension liabilities by $212.
For the year-end measurement, the impact of changes in discount rates and other accounting assumptions more than offset the favourable impacts of strong pension asset returns and our contributions made to the plans. As a result, we were required to adjust the minimum pension liability for certain plans, representing the amount by which the accumulated benefit obligation less the fair value of the plan assets was greater than the recorded liability. The effect of this adjustment and the related foreign currency translation adjustment was to increase accumulated other comprehensive loss (before tax) by $68, decrease intangible assets by $4 and increase pension liabilities by $64.
The unfunded status of our defined benefit pension plans and post-retirement plans was $2,741 as of the measurement date of September 30, 2006, as compared to $3,379 as of September 30, 2005. The decrease of $638 is the result of the events described above which include the announced changes to our North American pension and post-retirement plans announced in the second quarter of 2006, changes in assumptions for the year end measurement, strong asset returns, and our contributions to the plans. The full unfunded status is recorded as a liability on our balance sheet in accordance with SFAS No. 158, “Employers’ Accounting for

Defined Benefit Pension and Other Postretirement Plans — an Amendment of FASB Statements No. 87, 88, 106, and 132(R)”, or SFAS 158, issued by the FASB in September 2006.
SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit pension and post-retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. We are required to initially recognize the funded status of our defined benefit pension and post-retirement plans and to provide the required disclosures as of December 31, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year end statement of financial position is effective for us for our fiscal year ending December 31, 2008. The effect of the initial adoption of SFAS 158 was as follows:

	As at December 31, 2006
	Before Application of		After Application of
	SFAS 158	Adjustment	SFAS 158
Intangible assets — net	$262	$(21)	$241
Other assets — long term	686	3	689
Deferred tax asset — long term	3,803	60	3,863
Payroll and benefit liabilities — current	(868)	228	(640)
Other liabilities — long term	(5,398)	(412)	(5,810)
Accumulated other comprehensive loss	479	142	621
During 2006, we made cash contributions to our defined benefit pension plans of $354 and to our post-retirement benefit plans of $37. In 2007, we expect to make cash contributions of approximately $365 to our defined benefit pension plans and approximately $36 to our post-retirement benefit plans.
For 2007, we are lowering our expected rate of return on plan assets from 7.2% to 7.1% for defined benefit pension plans. Also for 2007, our discount rate on a weighted-average basis for pension expenses will remain at 5.1% for the defined benefit pension plans and at 5.4% for post-retirement benefit plans. We will continue to evaluate our expected long-term rates of return on plan assets and discount rates at least annually and make adjustments as necessary, which could change the pension and post-retirement obligations and expenses in the future. If the actual results of the plans differ from the assumptions, additional contributions by us may be required. If we are required to make significant contributions to fund the defined benefit plans, reported results could be materially and adversely affected and our cash flow available for other uses may be significantly reduced.
Special Charges
We record provisions for workforce reduction costs and exit costs when they are probable and estimable. Severance paid under ongoing benefit arrangements is recorded in accordance with SFAS No. 112, “Employers’ Accounting for Post-employment Benefits”. One-time termination benefits and contract settlement and lease costs are recorded in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”.
At each reporting date, we evaluate our accruals related to workforce reduction charges, contract settlement and lease costs and plant and equipment write downs to ensure that these accruals are still appropriate. As of December 31, 2006, we had $43 in accruals related to workforce reduction charges and $231 in accruals related to contract settlement and lease costs, which included significant estimates, primarily related to sublease income over the lease terms and other costs for vacated properties. In certain instances, we may determine that these accruals are no longer required because of efficiencies in carrying out our restructuring work plan. Adjustments to workforce reduction accruals may also be required when employees previously identified for separation do not receive severance payments because they are no longer employed by us or were redeployed due to circumstances not foreseen when the original plan was initiated. In these cases, we reverse any related accrual to earnings when it is determined it is no longer required. Alternatively, in certain circumstances, we may determine that certain accruals are insufficient as new events occur or as additional information is obtained. In these cases, we would increase the applicable existing accrual with the offset recorded against earnings. Increases or decreases to the accruals for changes in estimates are classified within special charges in the statement of operations.

Other Contingencies
We are subject to the possibility of various loss contingencies arising in the ordinary course of business. As a result, we consider the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss, in determining loss contingencies. We recognize a provision for an estimated loss contingency when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted.
We are also subject to proceedings, lawsuits, investigations and other claims (some of which may involve substantial dollar amounts), including proceedings under laws and government regulations related to securities, income and other taxes, environmental, labor, product and other matters which are in the normal course of business. Our restatements of our consolidated financial statements and related events have caused us to be subject to ongoing regulatory and criminal investigations and significant pending civil litigation actions in the U.S. and Canada. We are required to assess the likelihood of any adverse judgments or outcomes in any of these matters, as well as potential ranges of probable losses. A determination of the amount of provision required, if any, for these contingencies is based on an analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.
On February 8, 2006, we announced that we had reached a settlement in principle with the lead plaintiffs in two significant class action lawsuits. As a result of the Global Class Action Settlement, we established a litigation reserve and recorded a charge to our full-year 2005 financial results of $2,474, $1,899 of which related to the equity component of the Global Class Action Settlement. In 2006, we recorded a shareholder litigation settlement recovery of $219 as a result of a fair value mark-to-market adjustment of the equity component of the Global Class Action Settlement.
Accounting Changes and Recent Accounting Pronouncements
Accounting Changes
Our financial statements are based on the selection and application of accounting policies based on accounting principles generally accepted in the U.S. Please see note 3 “Accounting changes” to the accompanying audited consolidated financial statements for a summary of the accounting changes that we have adopted since January 1, 2006. The following summarizes the accounting changes and pronouncements we have adopted in 2006 that have had a material impact on our results of operations and financial condition:
•	Share-Based Payment — In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment”, or SFAS 123R, which requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the audited consolidated financial statements based on their fair values. SFAS 123R also modifies certain measurement and expense recognition provisions of SFAS 123 that will impact us, including the requirement to estimate employee forfeitures each period when recognizing compensation expense and requiring that the initial and subsequent measurement of the cost of liability-based awards each period be based on the fair value (instead of the intrinsic value) of the award. This statement is effective for Nortel as of January 1, 2006. We previously elected to expense employee stock-based compensation using the fair value method prospectively for all awards granted or modified on or after January 1, 2003 in accordance with SFAS No. 148, “Accounting for Stock Based Compensation — Transition and Disclosure”, or SFAS 148. SEC Staff Accounting Bulletin (“SAB”) 107, “Share-Based Payment”, or SAB 107, was issued by the SEC in March 2005 and provides supplemental SFAS 123R application guidance based on the views of the SEC. As a result of the adoption of SFAS 123R in the first quarter of 2006, we recorded a gain of $9 as a cumulative effect of an accounting change. This resulted in an increase in the basic and diluted earnings (loss) per common share of $0.02. There were no other material impacts on our results of operations and financial condition as a result of the adoption of SFAS 123R. For additional disclosure related to SFAS 123R, see note 19 “Stock-based compensation plans” to the accompanying audited consolidated financial statements.

•	Accounting for Defined Benefit Pension and Other Postretirement Plans — In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an Amendment of FASB Statements No. 87, 88, 106, and 132(R)”, or SFAS 158. SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit pension and post-retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. We are required to initially recognize the funded status of its defined benefit pension and post-retirement plans and to provide the required disclosures as of December 31, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for us for our fiscal year ending December 31, 2008. We use a measurement date of September 30 to measure plan assets and benefit obligations annually for the pension plans and other post-retirement benefit plans that make up the majority of plan assets and obligations. For a summary of the impact on our audited consolidated financial statements resulting from the adoption of SFAS 158, see Application of Critical Accounting Policies and Estimates — Pension and Post-Retirement Benefits. For additional information on our pension and post-retirement plans see note 9 “Employee Benefit Plans” to the accompanying audited consolidated financial statements.

•	Quantification of Financial Statement Misstatements — In September 2006, the SEC staff issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements” (“SAB 108”). There are two recognized methods for quantifying the effects of financial statement misstatements: the “roll-over” and “iron curtain” methods. The roll-over method, the method previously used by us, focuses primarily on the material impact of a misstatement on the statement of operations, which can lead to the accumulation of misstatements on the balance sheet that may become material to the balance sheet. The iron curtain method focuses primarily on the effect of correcting for the accumulated misstatements as at the balance sheet date, essentially correcting the balance sheet with less emphasis on the reversing effects of prior year errors on the statement of operations. SAB 108 requires quantification of financial statement misstatements under both the roll-over and iron curtain approaches, referred to as the “dual-approach”. SAB 108 permits companies to initially adopt its provisions by adjusting for the cumulative effect of misstatements related to prior years, previously deemed to be immaterial, in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to the opening balance of accumulated deficit. During the year of adoption SAB 108 also provides the option of prospective correction of immaterial errors in previously reported quarterly financial statements that would be reported as comparative information in future filings with the SEC. SAB 108 does not require financial statement reports previously filed with the SEC to be amended. SAB 108 became effective for our fiscal year ended December 31, 2006. The provisions of SAB 108 did not have a material impact on our results of operation and financial condition for the year ended December 31, 2006.
Recent Accounting Pronouncements
Please see note 2(w) ”Significant accounting policies — Recent Accounting Pronouncements” to the accompanying audited consolidated financial statements for a summary of recent accounting pronouncements.
In June 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”, or FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”, or SFAS 109. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides accounting guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of tax positions under FIN 48 will be a two-step process, whereby (1) we determine whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we would recognize the largest amount of tax benefit that is greater than fifty percent likely of being realized upon ultimate settlement with the related tax authority. FIN 48 is effective for fiscal years beginning after December 15, 2006. We will adopt the provisions of FIN 48 on January 1, 2007. We are currently in the process of assessing the impact of FIN 48. Based on our preliminary analysis, we do not expect a significant adjustment to opening accumulated deficit as a result of the adoption of FIN 48. For additional information see note 8 “Income Taxes” to the accompanying audited consolidated financial statements.
Outstanding Share Data
As of February 28, 2007, Nortel Networks Corporation had 433,878,107 outstanding common shares.
As of February 28, 2007, 28,299,588 issued and 602,841 assumed stock options were outstanding and 19,624,872 and 602,841, respectively, are exercisable for common shares of Nortel Networks Corporation on a one-for-one basis.
As of February 28, 2007, 1,231,503 restricted stock units and 446,500 performance stock units were outstanding. Once vested, each restricted stock unit and performance stock unit entitles the holder to receive one common share of Nortel Networks Corporation or, in our discretion, cash in lieu of common shares in certain circumstances from treasury or through open market purchases at our option.
In addition, Nortel Networks Corporation previously issued $1,800 of 4.25% Convertible Senior Notes, or Convertible Senior Notes, due on September 1, 2008. The Convertible Senior Notes are convertible, at any time, by holders into common shares of Nortel Networks Corporation, at a conversion price of $100 per common share, reflecting the 1 for 10 share consolidation discussed below.
We expect that the Global Class Action Settlement could be deemed effective as early as March 20, 2007 for the finalization of the settlement. On or about this date, it is anticipated that approximately 4 percent of the total settlement shares could be issued to plaintiffs’ counsel in accordance with the terms of the settlement, and be freely tradeable, with the balance of settlement shares expected to be issued, and upon issuance freely tradeable, in the second half of 2007.
On November 6, 2006, our Board of Directors approved a 1 for 10 consolidation of Nortel Networks Corporation outstanding common shares effective December 1, 2006. Nortel Networks Corporation common shares began trading on a consolidated basis on December 1, 2006.
Market Risk
Market risk represents the risk of loss that may impact our consolidated financial statements through adverse changes in financial market prices and rates. Our market risk exposure results primarily from fluctuations in interest rates and foreign exchange rates. Disclosure of market risk is contained in the Quantitative and Qualitative Disclosure about Market Risk section of the 2006 Annual Report.
Environmental Matters
We are exposed to liabilities and compliance costs arising from our past management and disposal of hazardous substances and wastes. As of December 31, 2006, the accruals on the consolidated balance sheet for environmental matters were $27. Based on information available as of December 31, 2006, we believe that the existing accruals are sufficient to satisfy probable and reasonably estimable environmental liabilities related to known environmental matters. Any additional liabilities that may result from these matters, and any additional liabilities that may result in connection with other locations currently under investigation, are not expected to have a material adverse effect on our business, results of operations, financial condition and liquidity.
We have remedial activities under way at 14 sites which are either currently or previously owned or occupied facilities. An estimate of our anticipated remediation costs associated with all such sites, to the extent probable and reasonably estimable, is included in the environmental accruals referred to above in an approximate amount of $27.

We are also listed as a potentially responsible party under the U.S. Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) at four Superfund sites in the U.S. (two Potentially Responsible Party and two de minimis Potentially Responsible Party). An estimate of our share of the anticipated remediation costs associated with such Superfund sites is included in the environmental accruals of $27 referred to above.
Liability under CERCLA may be imposed on a joint and several basis, without regard to the extent of our involvement. In addition, the accuracy of our estimate of environmental liability is affected by several uncertainties such as additional requirements which may be identified in connection with remedial activities, the complexity and evolution of environmental laws and regulations, and the identification of presently unknown remediation requirements. Consequently, our liability could be greater than its current estimate.
For a discussion of environmental matters, see note 21, “Contingencies” to the accompanying audited consolidated financial statements.
Legal Proceedings
For additional information related to our legal proceedings, see the Legal Proceedings section of the 2006 Annual Report.
Cautionary Notice Regarding Forward-Looking Information
Actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following: (i) risks and uncertainties relating to Nortel’s business including: significant competition, competitive pricing practice, cautious capital spending by customers, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material, adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong; the sufficiency of recently announced restructuring actions; any negative developments associated with Nortel’s suppliers and contract manufacturing agreements including our reliance on certain suppliers for key optical networking solutions components; potential penalties, damages or cancelled customer contracts from failure to meet delivery and installation deadlines and any defects or errors in Nortel’s current or planned products; fluctuations in foreign currency exchange rates; potential higher operational and financial risks associated with Nortel’s efforts to expand internationally; potential additional valuation allowances for all or a portion of Nortel’s deferred tax assets if market conditions deteriorate or future results of operations are less than expected; a failure to protect Nortel’s intellectual property rights, or any adverse judgments or settlements arising out of disputes regarding intellectual property; any negative effect of a failure to maintain integrity of Nortel’s information systems; changes in regulation of the telecommunications industry or other aspects of the industry; any failure to successfully operate or integrate strategic acquisitions, or failure to consummate or succeed with strategic alliances; Nortel’s potential inability to attract or retain the personnel necessary to achieve its business objectives or to maintain an effective risk management strategy; (ii) risks and uncertainties relating to Nortel’s liquidity, financing arrangements and capital including: any inability of Nortel to manage cash flow fluctuations to fund working capital requirements or achieve its business objectives in a timely manner or obtain additional sources of funding; high levels of debt, limitations on Nortel capitalizing on business opportunities because of senior notes covenants, or on obtaining additional secured debt pursuant to the provisions of indentures governing certain of Nortel’s public debt issues; Nortel’s below investment grade credit rating; any increase of restricted cash requirements for Nortel if it is unable to secure alternative support for obligations arising from certain normal course business activities, or any inability of Nortel’s subsidiaries to provide it with sufficient funding; any negative effect to Nortel of the need to make larger defined benefit plans contributions in the future or exposure to customer credit risks or inability of customers to fulfill payment obligations under customer financing arrangements; or any negative impact on Nortel’s ability to make future acquisitions, raise capital, issue debt and retain employees arising from stock price volatility and any declines in the market price of Nortel’s publicly traded securities; and (iii) risks and uncertainties relating to Nortel’s prior restatements and current restatement and related matters including: the negative impact on Nortel or NNL of the current restatement; legal judgments, fines, penalties or settlements, or any substantial regulatory fines or other penalties or sanctions, related to the ongoing regulatory and criminal investigations of Nortel in the U.S. and Canada; the significant dilution of Nortel’s existing equity positions resulting from the approval of its class action settlement; any significant pending or future civil litigation actions not encompassed by Nortel’s class action settlement; any unsuccessful remediation of Nortel’s material weakness in internal control over financial reporting resulting in an inability to report Nortel’s results of operations and financial condition accurately and in a timely manner; Nortel’s inability to access, in its current form, its shelf registration filed with the United States Securities and Exchange Commission (SEC); or any breach by Nortel of the continued listing requirements of the NYSE or TSX causing the NYSE and/or the TSX to commence suspension or delisting procedures. For additional information with respect to certain of these and other factors, see Nortel’s Annual

Report on Form 10-K and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.